Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
SIMMONS FIRST NATIONAL CORPORATION
AND
RELIANCE BANCSHARES, INC.
Dated as of November 13, 2018

TABLE OF CONTENTS

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER	5
1.1. Merger.	5
1.2. Time and Place of Closing.	5
1.3. Effective Time.	6
1.4. Charter.	6
1.5. Bylaws.	6
1.6. Directors and Officers.	6
1.7. Bank Merger.	6
ARTICLE 2 MANNER OF CONVERTING SHARES	7
2.1. Conversion of Shares.	7
2.2. Anti-Dilution Provisions.	7
2.3. Treatment of Reliance Equity Rights.	8
2.4. Treatment of Reliance Savings Plan.	8
2.5. Shares Held by Reliance or Simmons.	8
2.6. Fractional Shares.	9
2.7. Treatment of Series A Preferred Stock.	9
2.8. Treatment of Series B Preferred Stock.	9
2.9. Treatment of Series C Preferred Stock.	9
2.10. Pricing Adjustments.	10
2.11. Definitions.	10
ARTICLE 3 EXCHANGE OF SHARES	12
3.1. Exchange Procedures.	12
3.2. Dissenting Shareholders.	15
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF RELIANCE	16
4.1. Organization, Standing, and Power.	16
4.2. Authority of Reliance; No Breach By Agreement.	16
4.3. Capitalization of Reliance.	17
4.4. Capitalization of Reliance Bank.	18
4.5. Reliance Subsidiaries.	19
4.6. Regulatory Reports.	19
4.7. Financial Matters.	20
4.8. Books and Records.	21
4.9. Absence of Undisclosed Liabilities.	21
4.10. Absence of Certain Changes or Events.	21
4.11. Tax Matters.	22
4.12. Assets.	23
4.13. Intellectual Property; Privacy.	24
4.14. Environmental Matters.	25
4.15. Compliance with Laws.	25
4.16. Community Reinvestment Act Performance.	26
4.17. Foreign Corrupt Practices.	27
4.18. Labor Relations.	27

4.19. Employee Benefit Plans.	29
4.20. Material Contracts.	31
4.21. Agreements with Regulatory Authorities.	32
4.22. Investment Securities.	33
4.23. Derivative Instruments and Transactions.	33
4.24. Legal Proceedings.	33
4.25. Statements True and Correct.	34
4.26. State Takeover Statutes and Takeover Provisions.	34
4.27. Opinion of Financial Advisor.	34
4.28. Tax and Regulatory Matters.	34
4.29. Loan Matters.	35
4.30. Deposits.	36
4.31. Allowance for Loan and Lease Losses.	36
4.32. Insurance.	36
4.33. OFAC; Sanctions.	36
4.34. Brokers and Finders.	37
4.35. Transactions with Affiliates.	37
4.36. No Investment Adviser Subsidiary.	37
4.37. No Broker-Dealer Subsidiary.	37
4.38. No Insurance Subsidiary.	37
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SIMMONS	37
5.1. The Standard.	38
5.2. Organization, Standing, and Power.	38
5.3. Authority; No Breach By Agreement.	38
5.4. Capital Stock.	39
5.5. SEC Filings; Financial Statements.	39
5.6. Absence of Undisclosed Liabilities.	40
5.7. Absence of Certain Changes or Events.	40
5.8. Tax Matters.	40
5.9. Compliance with Laws.	41
5.10. Legal Proceedings.	41
5.11. Reports.	42
5.12. Statements True and Correct.	42
5.13. Tax and Regulatory Matters.	42
5.14. Brokers and Finders.	42
5.15. Regulatory Capitalization.	43
ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION	43
6.1. Affirmative Covenants of Reliance.	43
6.2. Negative Covenants of Reliance.	43
6.3. Covenants of Simmons.	47
6.4. Reports.	47
ARTICLE 7 ADDITIONAL AGREEMENTS	48
7.1. Registration Statement; Proxy Statement; Shareholder Approvals.	48
7.2. Acquisition Proposals.	49
7.3. Exchange Listing.	50

7.4. Consents of Regulatory Authorities.	51
7.5. Investigation and Confidentiality.	52
7.6. Press Releases.	52
7.7. Tax Treatment.	53
7.8. Employee Benefits and Contracts.	53
7.9. Indemnification.	54
7.10. Operating Functions.	56
7.11. Shareholder Litigation.	56
7.12. Legal Conditions to Merger and Bank Merger.	57
7.13. Change of Method.	57
7.14. Takeover Laws.	57
7.15. Closing Financial Statements.	57
7.16. Special Distribution and Subordinated Debt.	58
7.17. Convertible Debt.	58
7.18. Dividends.	58
ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE	59
8.1. Conditions to Obligations of Each Party.	59
8.2. Conditions to Obligations of Simmons.	60
8.3. Conditions to Obligations of Reliance.	61
ARTICLE 9 TERMINATION	62
9.1. Termination.	62
9.2. Effect of Termination.	63
9.3. Non-Survival of Representations and Covenants.	64
ARTICLE 10 MISCELLANEOUS	64
10.1. Definitions.	64
10.2. Referenced Pages.	73
10.3. Expenses.	76
10.4. Entire Agreement; Third Party Beneficiaries.	77
10.5. Amendments.	77
10.6. Waivers.	77
10.7. Assignment.	78
10.8. Notices.	78
10.9. Governing Law; Jurisdiction; Waiver of Jury Trial	79
10.10. Counterparts; Signatures.	79
10.11. Captions; Articles and Sections.	80
10.12. Interpretations.	80
10.13. Enforcement of Agreement.	80
10.14. Severability.	80

Exhibit A - Form of Voting Agreement

Reliance’s Disclosure Memorandum

Simmons’ Disclosure Memorandum

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 13, 2018, by and between Simmons First National Corporation (“Simmons”), an Arkansas corporation, and Reliance Bancshares, Inc. (“Reliance”), a Missouri corporation.

Preamble

The respective boards of directors of Reliance and Simmons have approved this Agreement and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Parties and their respective shareholders. This Agreement provides for the acquisition of Reliance by Simmons pursuant to the merger of Reliance with and into Simmons with Simmons as the surviving corporation. At the effective time of such Merger, the outstanding shares of common stock of Reliance shall be converted into the right to receive a fixed amount of cash and a fixed number of shares of common stock of Simmons, subject to the terms and conditions set forth herein. As an inducement for Simmons to enter into this Agreement, each of the directors and certain executive officers of Reliance have simultaneously herewith entered into a Voting Agreement (each a “Voting Agreement” and collectively, the “Voting Agreements”) in connection with the Merger, in the form of Exhibit A hereto. The transactions described in this Agreement are subject to the approvals of the shareholders of Reliance and applicable regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code.

The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe to certain conditions to the Merger.

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Sections 2.11 and 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1.          Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Reliance shall be merged with and into Simmons in accordance with the provisions of Section 4-27-1106 et. seq. of the Arkansas Business Corporation Act of 1987 (the “ABCA”) and Section 351.410 et. seq. of The General and Business Corporation Law of Missouri (the “GBCL”) with the effects set forth in the ABCA and the GBCL (the “Merger”). Simmons shall be the Surviving Corporation resulting from the Merger, and shall succeed to and assume all the rights and obligations of Reliance in accordance with the ABCA. Upon consummation of the Merger the separate corporate existence of Reliance shall terminate.

1.2.          Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 A.M., Central Time, on the date that the Effective Time occurs, or at such other date and time as the Parties, acting through their authorized officers, may mutually agree in writing. The Closing shall be held at the offices of Simmons, located at 425 W. Capitol Avenue, Suite 1400, Little Rock, Arkansas, 72201, unless another location is mutually agreed upon by the Parties.

1.3.          Effective Time.

The Merger shall become effective (the “Effective Time”) on the date and at the time specified in the articles of merger to be filed with the Secretary of State of the State of Arkansas and the certificate of merger to be filed with the Secretary of State of the State of Missouri. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur by the later of (i) April 23, 2019 or (ii) a date within 30 days following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied or waived at the Effective Time) as reasonably determined by Simmons. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.4.          Charter.

The Amended and Restated Articles of Incorporation of Simmons in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until duly amended or repealed.

1.5.          Bylaws.

The Bylaws of Simmons in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.6.          Directors and Officers.

The directors of Simmons in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation. The officers of Simmons in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

1.7.          Bank Merger.

Simultaneously with the Merger, Reliance Bank will merge with and into Simmons Bank (the “Bank Merger”). Simmons Bank shall be the surviving entity (“Surviving Entity”) in the Bank Merger. Following the Bank Merger, the separate corporate existence of Reliance Bank shall terminate. The Parties agree that the Bank Merger shall become effective simultaneously with the Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger (the “Subsidiary Plan of Merger”). In order to obtain the necessary regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for regulatory approval of the Bank Merger: (i) Reliance shall cause Reliance Bank to approve the Subsidiary Plan of Merger, Reliance as the sole shareholder of Reliance Bank, shall approve the Subsidiary Plan of Merger and Reliance shall cause the Subsidiary Plan of Merger to be duly executed by Reliance Bank and delivered to Simmons and (ii) Simmons shall cause Simmons Bank to approve the Subsidiary Plan of Merger, Simmons as the sole stockholder of Simmons Bank, shall approve the Subsidiary Plan of Merger and Simmons shall cause Simmons Bank to duly execute and deliver the Subsidiary Plan of Merger to Reliance. Prior to the Effective Time, Reliance shall cause Reliance Bank, and Simmons shall cause Simmons Bank, to execute and file such articles of merger, required merger certificates, and such other documents and certificates as are necessary to make the Bank Merger effective simultaneously with the Effective Time.

ARTICLE 2
MANNER OF CONVERTING SHARES

2.1.          Conversion of Shares.

Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Merger and without any action on the part of Simmons, Reliance or the shareholders of either of the foregoing, the shares of Reliance and Simmons shall be converted as follows:

(a)           Each share of capital stock of Simmons issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)           Each share of issued Reliance Common Stock that, immediately prior to the Effective Time, is held by Reliance, any wholly owned Reliance Subsidiary, by Simmons or any Simmons Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)           Each share of Reliance Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and the Reliance Dissenting Shares) shall be converted into the right to receive, without interest:

(i)                 the Per Share Cash Consideration; and

(ii)               the Per Share Stock Consideration (together with the Per Share Cash Consideration, the “Merger Consideration”).

(d)           Each share of Reliance Common Stock, when so converted pursuant to Section 2.1(c) shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) registered in the transfer books of Reliance that immediately prior to the Effective Time represented shares of Reliance Common Stock shall cease to have any rights with respect to such Reliance Common Stock other than the right to receive the Merger Consideration in accordance with ARTICLE 3, including the right, if any, to receive pursuant to Section 2.6, cash in lieu of fractional shares of Simmons Common Stock into which such shares of Reliance Common Stock have been converted together with the amounts, if any, payable pursuant to Section 3.1(d).

2.2.          Anti-Dilution Provisions.

Without limiting the other provisions of this Agreement and subject to Sections 6.2(d) and 6.2(e), if at any time during the period between the date of this Agreement and the Effective Time, the issued and outstanding shares of Reliance Common Stock or securities convertible or exchangeable into or exercisable for shares of Reliance Common Stock or the issued and outstanding shares of Simmons Common Stock or securities convertible or exchangeable into or exercisable for shares of Simmons Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including reverse stock split), stock dividend or distribution, reorganization, recapitalization, redenomination, merger, issuer tender or exchange offer or other similar transaction, then, the Stock Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change; provided, that nothing in this Section 2.2 shall be considered to permit any Party to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.3.          Treatment of Reliance Equity Rights.

(a)                At the Effective Time, each option granted by Reliance to purchase shares of Reliance Common Stock under a Reliance Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Reliance Stock Option”) shall be canceled and converted into the right to receive from Simmons a cash payment (“Reliance Stock Option Payout”) equal to the applicable Reliance Stock Option Amount. Any Reliance Stock Option with an Option Exercise Price that equals or exceeds the Fully Diluted Per Share Value shall be canceled with no consideration being paid to the optionholder with respect to such Reliance Stock Option. Simmons shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any Reliance Stock Option Payout all such amounts as it is required to deduct and withhold under the Internal Revenue Code or any provisions of federal, state, local, or foreign Tax law; provided, that Simmons shall not deduct or withhold from the Reliance Stock Option Payout of either Brouster & Associates, LLC or Dittrich Company (or their Affiliates) nor otherwise take a position in its tax returns inconsistent with that certain tax letter from CliftonLarsonAllen LLP to Reliance dated as of November 9, 2018.

(b)                At the Effective Time, each warrant granted by Reliance to purchase shares of Reliance Common Stock that is outstanding and unexercised immediately prior to the Effective Time (a “Reliance Warrant”) shall be canceled and converted into the right to receive from Simmons a cash payment (“Reliance Warrant Payout”) equal to the applicable Reliance Warrant Amount. Any Reliance Warrant with a Warrant Exercise Price that equals or exceeds the Fully Diluted Per Share Value shall be canceled with no consideration being paid to the warrantholder with respect to such Reliance Warrant. Simmons shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any Reliance Warrant Payout all such amounts as it is required to deduct and withhold under the Internal Revenue Code or any provisions of federal, state, local, or foreign Tax law; provided, that Simmons shall not deduct or withhold from the Reliance Warrant Payout of either Brouster & Associates, LLC or Dittrich Company (or their Affiliates) nor otherwise take a position in its tax returns inconsistent with that certain tax letter from CliftonLarsonAllen LLP to Reliance dated as of November 9, 2018.

(c)                Prior to the Effective Time, Reliance, the board of directors of Reliance or any committee thereof, as applicable, shall adopt any resolutions and take any actions, and cause any actions to be taken, that are necessary to effectuate the provisions of this Section 2.3.

2.4.          Treatment of Reliance Savings Plan.

For the avoidance of doubt, at the Effective Time, each share of Reliance Common Stock held in the Reliance Employee Stock Purchase Plan (“Reliance Savings Plan”) shall be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c).

2.5.          Shares Held by Reliance or Simmons.

Each Canceled Share shall automatically be canceled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor.

2.6.          Fractional Shares.

No certificate, book-entry share or scrip representing fractional shares of Simmons Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of Simmons shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Simmons. Notwithstanding any other provision of this Agreement, each holder of shares of Reliance Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Simmons Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, a cash payment rounded up to the nearest cent (without interest), which payment shall be determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Simmons Common Stock that such holder of shares of Reliance Common Stock would otherwise have been entitled to receive pursuant to Section 2.1(c) by (ii) the Average Closing Price.

2.7.          Treatment of Series A Preferred Stock.

At the Effective Time, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of series A preferred stock of Simmons (“Simmons Series A Preferred Stock”), which shall have such rights, preference, privileges, and voting powers, and limitations and restrictions thereof, which, taken as a whole, are not materially less favorable to the holders of Series A Preferred Stock than the rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock that are in effect immediately prior to the Effective Time, taken as a whole. Each share of Series A Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder shall cease to have any rights with respect to such Series A Preferred Stock other than the right to receive the Simmons Series A Preferred Stock in accordance with this Section 2.7.

2.8.          Treatment of Series B Preferred Stock.

At the Effective Time, each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of series B preferred stock of Simmons (“Simmons Series B Preferred Stock”), which shall have such rights, preference, privileges, and voting powers, and limitations and restrictions thereof, which, taken as a whole, are not materially less favorable to the holders of Series B Preferred Stock than the rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, of the Series B Preferred Stock that are in effect immediately prior to the Effective Time, taken as a whole. Each share of Series B Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder shall cease to have any rights with respect to such Series B Preferred Stock other than the right to receive the Simmons Series B Preferred Stock in accordance with this Section 2.8.

2.9.          Treatment of Series C Preferred Stock.

(a)                At the Effective Time, each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of series C preferred stock of Simmons (“Simmons Series C Preferred Stock”), which shall have such rights, preference, privileges, and voting powers, and limitations and restrictions thereof, which, taken as a whole, are not materially less favorable to the holders of Series C Preferred Stock than the rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, of the Series C Preferred Stock that are in effect immediately prior to the Effective Time, taken as a whole. Each share of Series C Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder shall cease to have any rights with respect to such Series C Preferred Stock other than the right to receive the Simmons Series C Preferred Stock in accordance with this Section 2.9.

(b)                Reliance and Simmons acknowledge that each share of Series C Preferred Stock is convertible to Reliance Common Stock at the option of the holder and in accordance with the terms of the Series C Designation.

(c)                For any share of Series C Preferred Stock that is issued and outstanding immediately prior to the Effective Time (“Subject Share”), the Merger Consideration that would have been payable if such share had been converted to Reliance Common Stock shall be withheld by Simmons and Simmons shall make arrangements such that:

(i)                 upon conversion of a share of Simmons Series C Preferred Stock, the holder of such share shall be entitled to the Merger Consideration withheld by Simmons for the Subject Share that the converted Simmons Series C Preferred Stock replaced; and

(ii)               if a share of Simmons Series C Preferred Stock is redeemed before it is converted, the Merger Consideration withheld by Simmons for the Subject Share that the redeemed Simmons Series C Preferred Stock replaced shall be canceled, and Simmons shall pay the applicable redemption price to the holder of such share.

2.10.       Pricing Adjustments.

(a)            If, as of the Determination Date, both of the following conditions are satisfied:

(i)                 the Average Closing Price is greater than $37.68; and

(ii)               the difference between (A) the quotient obtained by dividing (1) the Average Closing Price by (2) $31.40 and (B) the quotient obtained by dividing (1) the average of the closing price of the Nasdaq Bank Index (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Simmons) for the 20 consecutive trading days ending on and including the 10th trading day preceding the Closing Date by (2) 4,247.094, is greater than 0.20 (or 20%), then the Aggregate Cash Consideration shall be decreased by an amount in cash so that, as a result of such adjustment, the sum of (i) the Aggregate Cash Consideration and (ii) the Stock Consideration multiplied by the Average Closing Price shall be no less than the Maximum Merger Consideration. “Maximum Merger Consideration” shall be the sum of (i) the product of (x) $37.68 and (y) the Stock Consideration and (ii) the Aggregate Cash Consideration.

(b)           In lieu of the adjustment described in paragraph (a) of this section, Simmons may make such other adjustments to the Aggregate Cash Consideration and the Stock Consideration as it deems appropriate, so long as, following such adjustments, the sum of (i) the Aggregate Cash Consideration and (ii) the Stock Consideration multiplied by the Average Closing Price shall be no less than the Maximum Merger Consideration.

2.11.       Definitions.

Except as otherwise provided herein, the capitalized terms set forth below shall have the followings meanings:

“Adjusted Reliance Shares Outstanding” shall mean the sum of (i) the Reliance Shares Outstanding and (ii) the Reliance Series C Convertible Shares.

“Aggregate Cash Consideration” shall mean cash in the amount of $62,700,000, subject to adjustment pursuant to Section 7.16 of this Agreement.

“Aggregate Cash Equivalent Consideration” shall mean the product of the Stock Consideration and the Average Closing Price.

“Aggregate Stock Option Payout” shall mean the sum of all Reliance Stock Option Payouts.

“Aggregate Warrant Payout” shall mean the sum of all Reliance Warrant Payouts.

“Average Closing Price” shall mean the average of the daily closing prices for the shares of Simmons Common Stock for the 20 consecutive full trading days on which such shares are actually traded on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Cash Consideration” shall mean the Aggregate Cash Consideration less the sum of (i) the Aggregate Stock Option Payout, (ii) the Aggregate Warrant Payout, and (iii) the Series C Liquidation Payout.

“Determination Date” shall mean the 10th day prior to the Closing Date, provided that if shares of the Simmons Common Stock are not actually traded on Nasdaq on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of Simmons Common Stock actually trade on Nasdaq.

“Fully Diluted Per Share Value” shall mean the quotient obtained by dividing the Total Dilution Consideration by the Fully Diluted Reliance Shares Outstanding.

“Fully Diluted Reliance Shares Outstanding” shall mean the sum of (i) the Reliance Shares Outstanding, (ii) the Reliance Series C Convertible Shares, (iii) the Reliance Stock Options Outstanding, and (iv) the Reliance Warrants Outstanding.

“Option Exercise Price” shall mean the exercise price of a Reliance Stock Option.

“Per Share Cash Consideration” shall mean the quotient obtained by dividing the Cash Consideration by the Adjusted Reliance Shares Outstanding.

“Per Share Cash Equivalent Consideration” shall mean the product of the Per Share Stock Consideration and the Average Closing Price.

“Per Share Stock Consideration” shall mean the quotient obtained by dividing the Stock Consideration by the Adjusted Reliance Shares Outstanding.

“Reliance Series C Convertible Shares” shall mean the total number of shares of Reliance Common Stock into which the Subject Shares may be converted as of immediately prior to the Effective Time.

“Reliance Shares Outstanding” shall mean the total number of shares of Reliance Common Stock outstanding immediately prior to the Effective Time (including those shares contemplated by Section 7.17 of this Agreement).

“Reliance Stock Option Amount” shall mean the Fully Diluted Per Share Value less the Option Exercise Price.

“Reliance Stock Options Outstanding” shall mean the total number of shares of Reliance Common Stock underlying the Reliance Stock Options as of immediately prior to the Effective Time.

“Reliance Warrant Amount” shall mean the Fully Diluted Per Share Value less the Warrant Exercise Price.

“Reliance Warrants Outstanding” shall mean the total number of shares of Reliance Common Stock underlying the Reliance Warrants as of immediately prior to the Effective Time.

“Series C Designation” shall mean that Amended Certificate of Designations of Preferences, Rights and Limitations of 7% Perpetual Convertible Preferred Stock, No Par Value, Series C of Reliance Bancshares, Inc., dated February 24, 2010.

“Series C Liquidation Payout” shall mean the sum of all payments made as a result of the Merger under Section 5(a) of the Series C Designation.

“Stock Consideration” shall mean 4,000,000 shares of Simmons Common Stock.

“Total Dilution Consideration” shall mean the sum of (i) the Aggregate Cash Consideration, (ii) the Aggregate Cash Equivalent Consideration, (iii) the product obtained by multiplying the Weighted Average Option Exercise Price by the Reliance Stock Options Outstanding, and (iv) the product obtained by multiplying the Weighted Average Warrant Exercise Price by the Reliance Warrants Outstanding.

“Warrant Exercise Price” shall mean the exercise price of a Reliance Warrant.

“Weighted Average Option Exercise Price” shall mean the weighted average Option Exercise Price for all the Reliance Stock Options Outstanding at the Effective Time.

“Weighted Average Warrant Exercise Price” shall mean the weighted average Warrant Exercise Price for all the Reliance Warrants Outstanding at the Effective Time.

The foregoing definitions are illustrated in Schedule 2.11 of the Simmons’ Disclosure Memorandum.

ARTICLE 3
EXCHANGE OF SHARES

3.1.          Exchange Procedures.

(a)                Deposit of Merger Consideration. At or promptly following the Effective Time, Simmons shall deposit, or shall cause to be deposited, with Computershare, Simmons’ transfer agent, or another exchange agent reasonably acceptable to Simmons (the “Exchange Agent”), for the benefit of the holders of shares of Reliance Common Stock (excluding Canceled Shares) issued and outstanding immediately prior to the Effective Time (the “Holders”), for exchange in accordance with this ARTICLE 3, (i) certificates or evidence of Simmons Common Stock in book-entry form issuable pursuant to Section 2.1(c) (collectively referred to as “Simmons Certificates”) for shares of Simmons Common Stock equal to the Stock Consideration, (ii) immediately available funds for (A) the Aggregate Cash Consideration and (B) any cash payable in lieu of fractional shares pursuant to Section 2.6 to the extent then determinable (collectively, the “Exchange Fund”), (iii) certificates or evidence of Simmons Series A Preferred Stock in book-entry form issuable pursuant to Section 2.7, (iv) certificates or evidence of Simmons Series B Preferred Stock in book-entry form issuable pursuant to Section 2.8 and (v) certificates or evidence of Simmons Series C Preferred Stock in book-entry form issuable pursuant to Section 2.9, and Simmons shall instruct the Exchange Agent to timely pay the Aggregate Cash Consideration, Stock Consideration, cash in lieu of fractional shares, the Simmons Series A Preferred Stock, the Simmons Series B Preferred Stock and the Simmons Series C Preferred Stock in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Simmons or the Surviving Corporation. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Simmons and the Surviving Corporation and shall be paid to Simmons or the Surviving Corporation, as Simmons directs. No investment of the Exchange Fund shall relieve Simmons, the Surviving Corporation or the Exchange Agent from making the payments required by this ARTICLE 3 and following any losses from any such investment, Simmons shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Simmons’ obligations hereunder for the benefit of the Holders, which additional funds will be deemed to be part of the Exchange Fund.

(b)                Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Book-Entry Share notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares and instructions for surrendering the Certificates or Book-Entry Shares to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares). Upon proper surrender of a Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration, any cash in lieu of fractional shares which such Holder has a right to receive pursuant to Section 2.6 and any dividends or distributions which such Holder has the right to receive pursuant to Section 3.1(d) with respect to the shares of Reliance Common Stock formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares. The Per Share Stock Consideration delivered to each Holder shall be in non-certificated book-entry form.

(c)                Share Transfer Books. At the Effective Time, the share transfer books of Reliance shall be closed, and thereafter there shall be no further registration of transfers of shares of Reliance Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. From and after the Effective Time, Holders who held shares of Reliance Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate, Book-Entry Share theretofore representing shares of Reliance Common Stock (other than the Canceled Shares), and each share of Series A Preferred Stock, share of Series B Preferred Stock, and share of Series C Preferred Stock shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in ARTICLE 2 in exchange therefor, subject, however, to the Simmons’ obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Reliance in respect of such shares of Reliance Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration, any cash in lieu of fractional shares (if any) pursuant to Section 2.6 and any dividends or distributions (if any) pursuant to Section 3.1(d) with respect to the shares of Reliance Common Stock formerly represented thereby. On or after the Effective Time, each share of Series A Preferred Stock, share of Series B Preferred Stock, and share of Series C Preferred Stock presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for Simmons Series A Preferred Stock, Simmons Series B Preferred Stock and Simmons Series C Preferred Stock, respectively.

(d)                Dividends with Respect to Simmons Common Stock. No dividends or other distributions declared with respect to Simmons Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Simmons Common Stock issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement until the surrender of such Certificate or Book-Entry Shares (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss and other documentation required by the Surviving Corporation hereunder in lieu thereof) there shall be paid to the record holder of the whole shares of Simmons Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of Simmons Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Simmons Common Stock.

(e)                Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders, and any shares of Simmons Series A Preferred Stock, Simmons Series B Preferred Stock and Simmons Series C Preferred Stock which remains undistributed to the holders of Series A Preferred Stock, share of Series B Preferred Stock, and share of Series C Preferred Stock on the first anniversary of the Effective Time shall be delivered to Simmons, and any former Holders who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to Simmons Common Stock) and any holders of Series A Preferred Stock, share of Series B Preferred Stock, and share of Series C Preferred Stock to which they are entitled under this ARTICLE 3 shall thereafter look only to Simmons and the Surviving Corporation for payment of their claims with respect thereto.

(f)                 No Liability. If any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would escheat to or become the property of any Regulatory Authority), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of Simmons, free and clear of all claims or interest of any Person previously entitled thereto or their successors, assigns, or personal representatives. None of Simmons, Reliance, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any cash that would have otherwise been payable in respect of any Certificate from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)                Withholding Rights. Each and any of Simmons, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, Simmons Series A Preferred Stock, Simmons Series B Preferred Stock and Simmons Series C Preferred Stock and any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement such amounts or property (or portions thereof) as Simmons, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Regulatory Authority by Simmons, the Surviving Corporation, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Simmons, the Surviving Corporation, or the Exchange Agent, as applicable.

(h)                Lost Certificates. If any Certificate, or any certificate representing shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock (each a “Preferred Certificate”) shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate or Preferred Certificate, as applicable, to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate or Preferred Certificate, as applicable, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (or, in the case of a Preferred Certificate, the applicable series of Simmons Preferred Stock) to which the holder thereof is entitled pursuant to this ARTICLE 3.

(i)                 Change in Name on Certificate. If any Simmons Certificate representing shares of Simmons Common Stock is to be issued in a name other than that in which the Certificates or Book-Entry Shares surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificates or Book-Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a Simmons Certificate representing shares of Simmons Common Stock in any name other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

3.2.          Dissenting Shareholders.

(a)                Notwithstanding anything in this Agreement to the contrary, shares of Reliance Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by any Holder who is entitled to demand and properly demands appraisal of such shares of Reliance Common Stock pursuant to, and who complies in all respects with, the provisions of Section 351.455 of the GBCL (“Section 351.455”) (the “Reliance Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive any of the consideration as specified in ARTICLE 2 (the “Reliance Dissenting Shares”), but instead such Holder shall be entitled to payment of the fair value of such Reliance Dissenting Shares in accordance with the provisions of Section 351.455. At the Effective Time, all Reliance Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each Holder of Reliance Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Reliance Dissenting Shares in accordance with the provisions of Section 351.455. Notwithstanding the foregoing, if any such Holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 351.455, or a court of competent jurisdiction shall determine that such Holder is not entitled to the relief provided by Section 351.455, then the right of such Holder to be paid the fair value of such Holder’s Reliance Dissenting Shares under Section 351.455 shall cease and such Reliance Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.1(c) of this Agreement, any cash in lieu of fractional shares (if any) pursuant to Section 2.6 and any dividends or distributions (if any) pursuant to Section 3.1(d).

(b)                Reliance shall give Simmons prompt written notice (but in any event within 48 hours) to Simmons of any demands for appraisal of any shares of Reliance Common Stock and any withdrawals of such demands, and Simmons shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Reliance shall not, except with the prior written consent of Simmons, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF RELIANCE

Except as Previously Disclosed, Reliance hereby represents and warrants to Simmons as follows:

4.1.          Organization, Standing, and Power.

(a)                Status of Reliance. Reliance is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Missouri and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. Reliance is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failure to be so qualified or licensed has not had or would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. Reliance is duly registered with the Federal Reserve as a bank holding company under the BHC Act. True, complete and correct copies of the certificate of incorporation of Reliance and the bylaws of Reliance, each as in effect as of the date of this Agreement, have been delivered or made available to Simmons.

(b)                Status of Reliance Bank. Reliance Bank is a direct, wholly owned Subsidiary of Reliance, is duly organized, validly existing and in good standing under the Laws of Missouri, is authorized under the Laws of Missouri to engage in its business and otherwise has the corporate power and authority to own or lease all of its properties and Assets and to conduct its business in the manner in which its business is now being conducted. Reliance Bank is authorized by the Missouri Division of Finance (“MDF”) to engage in the business of banking as a commercial bank. Reliance Bank is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where failure to be so qualified has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. True, complete and correct copies of the certificate of incorporation and bylaws of Reliance Bank, each as in effect as of the date of this Agreement, have been delivered or made available to Simmons.

4.2.          Authority of Reliance; No Breach By Agreement.

(a)                Authority. Reliance has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by the affirmative vote of at least two-thirds of the outstanding shares of Reliance Common Stock entitled to vote on this Agreement and the Merger as contemplated by Section 7.1 (the “Reliance Shareholder Approval”), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Reliance (including approval by and a determination by all of the members of the board of directors of Reliance that this Agreement is advisable and in the best interests of Reliance’s shareholders and directing the submission of this Agreement to a vote at a meeting of shareholders of Reliance), subject to the approval of this Agreement by the holders of at least two-thirds of the outstanding shares of Reliance Common Stock entitled to vote on this Agreement and the Merger as contemplated by Section 7.1. Subject to such requisite Reliance shareholder approval, and assuming the due authorization, execution and delivery by Simmons, this Agreement represents a legal, valid, and binding obligation of Reliance, enforceable against Reliance in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)                No Conflicts. Neither the execution and delivery of this Agreement by Reliance, nor the consummation by Reliance of the transactions contemplated hereby, nor compliance by Reliance with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Reliance’s certificate of incorporation, bylaws, other governing instruments or certificate of incorporation, bylaws or other governing instruments of Reliance Bank and any other Reliance Entity or any resolution adopted by the board of directors or the shareholders of any Reliance Entity, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Reliance Entity under, any Contract or Permit of any Reliance Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Reliance Entity or any of their respective material Assets.

(c)                Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the GBCL, ABCA, the BHC Act, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any public body or authority or any third party is necessary for the consummation by Reliance of the Merger and the other transactions contemplated in this Agreement.

(d)                Reliance Debt. Reliance has no debt that is secured by Reliance Bank capital stock.

4.3.          Capitalization of Reliance.

(a)                Ownership. The authorized capital stock of Reliance consists of (i) 250,000,000 shares of Reliance Common Stock, $0.25 par value per share and (ii) 2,000,000 shares of preferred stock, no par value per share (of which (A) 40,000 shares have been designated Fixed Rate Cumulative Perpetual Preferred Stock, no par value, Series A (“Series A Preferred Stock”), (B) 2,000.02 shares have been designated Fixed Rate Cumulative Perpetual Preferred Stock, no par value, Series B (“Series B Preferred Stock”), and (C) 25,000 shares have been designated Series C Preferred Stock (“Series C Preferred Stock”)). As of the close of business on November 1, 2018, (i) 75,716,428 shares of Reliance Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Reliance Common Stock were held by Reliance in its treasury, (iii) 40,000 shares of Series A Preferred Stock were issued and outstanding, (iv) 2,000.02 shares of Series B Preferred Stock were issued and outstanding, and (v) 140 shares of Series C Preferred Stock were issued and outstanding, (vi) 8,504,750 shares of Reliance Common Stock were issuable upon the exercise of outstanding Reliance Stock Options, (vii) 8,600,000 shares of Reliance Common Stock were issuable upon the exercise of outstanding Reliance Warrants, and (viii) 11,000,000 shares of Reliance Common Stock were issuable upon the conversion of outstanding Convertible Debt. As of the Effective Time, no more than (A) 103,894,783 shares of Reliance Common Stock will be issued and outstanding (excluding treasury shares), (B) no shares of Reliance Common Stock will be held by Reliance in its treasury, (C) 40,000 shares of Series A Preferred Stock will be issued and outstanding, (D) 2,000.02 shares of Series B Preferred Stock will be issued and outstanding, (E) 140 shares of Series C Preferred Stock will be issued and outstanding; (F) 8,500,000 shares of Reliance Common Stock will be subject to outstanding Reliance Stock Options, (G) 8,600,000 shares of Reliance Common Stock will be subject to outstanding Reliance Warrants, and (H) no shares of Reliance Common Stock will be subject to issuance upon the conversion of Convertible Debt.

(b)                Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Reliance have been duly authorized and validly issued and outstanding, and are fully paid and nonassessable under the GBCL and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of Reliance has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Reliance.

(c)                Outstanding Equity Rights. Other than Reliance Equity Rights issued prior to the date of this Agreement and set forth in Sections 4.3(a), there are no (i) existing Equity Rights with respect to the securities of Reliance or Reliance Bank, (ii) Contracts under which Reliance or Reliance Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Reliance, (iii) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Reliance or Reliance Bank is a party or of which Reliance is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Reliance, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of Reliance may vote.

(d)                Voting Debt. No bonds, debentures, notes or other indebtedness of any Reliance Entity having the right to vote (or which are convertible into, or exchangeable for, securities of Reliance having the right to vote) on any matters on which shareholders of Reliance may vote are issued or outstanding. There are no Contracts pursuant to which Reliance or any Reliance Subsidiary is or could be required to register shares of Reliance’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of Reliance or any Reliance Subsidiaries. No Reliance Subsidiary owns any capital stock of Reliance.

4.4.          Capitalization of Reliance Bank.

(a)                Ownership. The authorized capital stock of Reliance Bank consists of 62,736 shares of common stock, par value $100 per share (the “Reliance Bank Common Stock”), and 62,736 shares of Reliance Bank Common Stock are outstanding as of the date of this Agreement. All of the outstanding shares of Reliance Bank Common Stock are directly and beneficially owned and held by Reliance.

(b)                Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Reliance Bank are duly and validly issued and outstanding and are fully paid and nonassessable.  None of the outstanding shares of capital stock of Reliance Bank has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of the Reliance Bank.

(c)                Outstanding Equity Rights. There are no (i) outstanding Equity Rights with respect to the securities of Reliance Bank, (ii) Contracts under which Reliance or Reliance Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Reliance Bank, (iii) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Reliance or Reliance Bank is a party or of which Reliance is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Reliance Bank or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of Reliance Bank may vote.

(d)                Reliance Bank. Reliance Bank does not have any Subsidiaries nor own any equity interests in any other Person other than the entities set forth in Section 4.4(d) of Reliance’s Disclosure Memorandum.

4.5.          Reliance Subsidiaries.

(a)                Reliance has no direct or indirect Subsidiaries nor own any equity interests in any other Person, other than Reliance Bank and the entities set forth in Section 4.5(a) of Reliance’s Disclosure Memorandum and indirect ownership through Reliance Bank of the entities set forth in Section 4.4(d) of Reliance’s Disclosure Memorandum. Reliance or Reliance Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the Reliance Subsidiaries. No capital stock (or other equity interest) of a Reliance Subsidiary is or may become required to be issued (other than to another Reliance Entity) by reason of any Equity Rights, and there are no Contracts by which a Reliance Subsidiary is bound to issue (other than to another Reliance Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Reliance Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of a Reliance Subsidiary (other than to another Reliance Entity). There are no Contracts relating to the rights of any Reliance Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of a Reliance Subsidiary. All of the shares of capital stock (or other equity interests) of each Reliance Subsidiary held by a Reliance Entity are fully paid under the Laws of the applicable jurisdiction of formation and are owned by the Reliance Entity free and clear of any Lien. Reliance Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder, the deposits in which are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Reliance, threatened. The certificate of incorporation or association, bylaws, or other governing documents of each Reliance Subsidiary comply with applicable Law.

(b)                Each Subsidiary of Reliance is duly organized, validly existing and in good standing under the Laws of the State of its organization, is authorized under applicable Laws to engage in its business and otherwise has the corporate power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted.

4.6.          Regulatory Reports.

(a)                Reliance’s Reports. Reliance and each Reliance Entity (other than Reliance Bank) has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with any Regulatory Authority, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Authority, since December 31, 2013.

(b)                Reliance Bank’s Reports. Reliance Bank has duly filed with the MDF, FDIC and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions, statements, required to be filed under any applicable Law, including any and all federal and state banking Laws, and the requirements of the applicable Regulatory Authority, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of Reliance or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Reliance or any of its Subsidiaries.

4.7.          Financial Matters.

(a)                Financial Statements. Reliance has made available to Simmons the Reliance Financial Statements. The Reliance Financial Statements with respect to periods ending prior to the date of this Agreement (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with, the books and records of Reliance and its Subsidiaries, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except with respect to interim period financial statements for the omission of footnotes, and (iii) fairly present in all material respects the financial condition of Reliance and Reliance Bank, as applicable, as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Reliance and Reliance Bank, as applicable, for the respective periods set forth therein, subject in the case of interim period financial statements to year-end adjustments. The consolidated financial statements of Reliance to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes and (C) will fairly present in all material respects the financial condition of Reliance as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Reliance for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b)                Call Reports. The financial statements contained in the Call Reports of Reliance Bank for all of the periods ending after December 31, 2013 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Reliance Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Reliance Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (C) will fairly present in all material respects the financial condition of Reliance Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Reliance Bank for the respective periods set forth therein, subject to year-end adjustments.

(c)                Systems and Processes. Each of Reliance and Reliance Bank has devised and maintains a system of internal accounting controls sufficient to ensure that material information is made known to the management of Reliance and Reliance Bank as appropriate and provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Reliance Financial Statements and the Call Reports for external purposes in accordance with GAAP, including that (i) transactions are executed only in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Reliance Financial Statements and the Call Reports and to maintain accountability for the Assets of Reliance and Reliance Bank, (iii) access to such Assets is permitted only in accordance with management’s authorization, and (iv) the reporting of such Assets is compared with existing Assets at regular intervals. The records, systems, controls, data and information of Reliance and the Reliance Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Reliance or the Reliance Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Reliance. Reliance and Reliance Bank have disclosed, based on their most recent evaluation prior to the date of this Agreement, to their auditors and the audit committee of their respective boards of directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect their ability to record, process, summarize or report financial data and have disclosed to their auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in their internal controls. Since December 31, 2013, neither Reliance nor Reliance Bank nor, to Reliance’ Knowledge, any employee, auditor, accountant or representative of any Reliance Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Reliance Financial Statements, Call Reports or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Reliance or any Reliance Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Reliance or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Reliance or any of its Subsidiaries, whether or not employed by Reliance or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Reliance or any of its officers, directors or employees to the board of directors of Reliance or any committee thereof or to any director or officer of Reliance. To Reliance’ Knowledge, there has been no instance of fraud by any Reliance Entity, whether or not material, that occurred during any period covered by Reliance Financial Statements.

(d)                Auditor Independence. During the periods covered by the Reliance Financial Statements, Reliance’s external auditor was independent of Reliance, Reliance Bank and their respective management. As of the date hereof, the external auditor for Reliance and Reliance Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Reliance or Reliance Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.8.          Books and Records.

The Books and Records have been and are being maintained in the Ordinary Course in accordance and compliance with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by Reliance and Reliance Bank.

4.9.          Absence of Undisclosed Liabilities.

No Reliance Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2017, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Reliance as of December 31, 2017 included in the Reliance Financial Statements at and for the period ending December 31, 2017.

4.10.       Absence of Certain Changes or Events.

(a)                Since December 31, 2017, there has not been a Material Adverse Effect on Reliance.

(b)                Since December 31, 2017, (i) Reliance and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by Reliance or any Reliance Subsidiary whether or not covered by insurance and (iii) none of Reliance nor any of the Reliance Subsidiaries have taken any action that would be prohibited by Section 6.2 (except for Sections 6.2(g) and 6.2(l)) if taken after the date hereof.

(c)                Since September 30, 2018, none of Reliance nor any of the Reliance Subsidiaries have taken any action that would be prohibited by Sections 6.2(g) and 6.2(l) if taken after the date hereof.

4.11.       Tax Matters.

(a)                All Reliance Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Reliance Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of the Reliance Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or which is being contested in appropriate proceedings) on any of the Assets of any of the Reliance Entities. No claim has ever been made in writing by an authority in a jurisdiction where any Reliance Entity does not file a Tax Return that such Reliance Entity may be subject to Taxes by that jurisdiction.

(b)                None of the Reliance Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Reliance Entity or the Assets of any Reliance Entity. None of the Reliance Entities has waived any statute of limitations in respect of any Taxes.

(c)                Each Reliance Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d)                The unpaid Taxes of each Reliance Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Reliance Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Reliance Entities in filing their Tax Returns.

(e)                None of the Reliance Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Reliance Entities and other than any customary Tax indemnifications contained in leases, credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Reliance Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Reliance) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Reliance is parent), or as a transferee or successor.

(f)                 During the two-year period ending on the date hereof, none of the Reliance Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(g)                Each Reliance Benefit Plan, employment agreement, or other compensation arrangement of Reliance that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Internal Revenue Code has been written, executed, and operated in compliance with Section 409A of the Internal Revenue Code and the regulations thereunder. Neither Reliance nor any Reliance Subsidiary has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Internal Revenue Code.

(h)                None of the Reliance Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the Reliance Entities have participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4.

4.12.       Assets.

(a)                Each Reliance Entity has good and marketable title to those Assets reflected in the most recent Reliance Financial Statements as being owned by such Reliance Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”). Reliance is the fee simple owner of all owned real property and the lessee of all leasehold estates reflected in the most recent Reliance Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be owned or leased thereunder, as applicable. There are no pending or, to the Knowledge of Reliance, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Reliance. Reliance and its Subsidiaries own or lease all properties as are necessary to their operations as now conducted and no person has any option or right to acquire or purchase any ownership interest in the owned real property or any portion thereof.

(b)                Section 4.12(b) of the Reliance Disclosure Memorandum sets forth a complete and correct list of all street addresses and fee owners of all real property owned, leased or licensed by any Reliance Entity or otherwise occupied by a Reliance Entity or used or held for use by any Reliance Entity (collectively, the “Real Property”). Other than as set forth on Section 4.12(b) of the Reliance Disclosure Memorandum, and subject to Permitted Liens, (i) there are no Persons in possession of any portion of any of the Real Property owned or leased by any Reliance Entity other than such Reliance Entity, and (ii) no Person other than a Reliance Entity has the right to use or occupy for any purpose any portion of any of the Real Property owned, leased or licensed by a Reliance Entity. Reliance or a Reliance Subsidiary has good and marketable fee title to all Real Property owned by it free and clear of all Liens, except Permitted Liens. There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any such owned Real Property.

(c)                All leases of Real Property under which any Reliance Entity, as lessee, leases Real Property, are valid, binding and enforceable in accordance with their respective terms and the Reliance Entities have good and marketable leasehold interests to all Real Property leased by them. There is not under any such lease any material existing Default by any Reliance Entity or, to Reliance’s Knowledge, any other party thereto, or any event which with notice or lapse of time would constitute such a material Default and all rent and other sums and charges due and payable under such lease have been paid.

(d)                The Assets reflected in the most recent Reliance Financial Statements which are owned or leased by the Reliance Entities, and in combination with the Real Property, the Intellectual Property of any Reliance Entity, and contractual benefits and burdens of the Reliance Entities, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable the Reliance Entities to operate consolidated businesses in the Ordinary Course and as the same is expected to be conducted on the Closing Date.

4.13.       Intellectual Property; Privacy.

(a)                Each Reliance Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property necessary to carry on the business of such Reliance Entity. Each Reliance Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Reliance Entity in connection with such Reliance Entity’s business operations, and such Reliance Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Reliance Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Reliance threatened, which challenge the rights of any Reliance Entity with respect to Intellectual Property used, sold or licensed by such Reliance Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Reliance Entities and the use of any Intellectual Property by Reliance and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person. No Person has asserted to Reliance in writing that Reliance or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any Reliance Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of the “Reliance Bank” and “Reliance Bancshares, Inc.” trademarks will be transferred to Simmons in connection with the transactions contemplated by this Agreement and after the Effective Time, no Person besides Simmons shall have right and title to the “Reliance Bank” and “Reliance Bancshares, Inc.” trademarks and trade names. All of the Reliance Entities’ right to the use of and title to the name “Reliance Bank” and “Reliance Bancshares, Inc.” will be transferred to Simmons in connection with the completion of the transactions contemplated by this Agreement.

(b)                (i) The computer, information technology and data processing systems, facilities and services used by Reliance and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of Reliance and its Subsidiaries as currently conducted and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Reliance and each of its Subsidiaries as currently conducted. To Reliance’s Knowledge, no third party has gained unauthorized access to any Systems owned or controlled by Reliance or any of its Subsidiaries, and Reliance and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Reliance and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of Reliance and each of its Subsidiaries in all material respects.

(c)                Reliance and each of its Subsidiaries has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Reliance’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Reliance, any of its Subsidiaries or any other person.

4.14.        Environmental Matters.

(a)                Each Reliance Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance, in all material respects, with all Environmental Laws.

(b)                There is no Litigation pending or, to the Knowledge of Reliance, threatened before any court, governmental agency, or authority or other forum in which any Reliance Entity or any of its Operating Properties or Participation Facilities (or Reliance in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Reliance Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

4.15.       Compliance with Laws.

(a)                Each Reliance Entity has, and since December 31, 2013 has had, in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now or then conducted (and have paid all fees and assessments due and payable in connection therewith). There has occurred no Default under any such Permit and to the Knowledge of Reliance no suspension or cancellation of any such Permit is threatened. None of the Reliance Entities:

(i)                 is in Default under any of the provisions of its certificate of incorporation or bylaws (or other governing instruments);

(ii)               is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii)             since December 31, 2013, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Reliance Entity is not in compliance with any Laws or Orders or engaging in an unsafe or unsound activity.

(b)                Reliance and each Reliance Entity is in compliance in all material respects with all applicable Laws, regulatory capital requirements, or Orders to which they or their properties or Assets may be subject, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any Laws promulgated by the Consumer Financial Protection Bureau, Laws administered or enforced by the Federal Reserve, or the FDIC, all laws related to data protection or privacy, any applicable state, federal or self-regulatory organization, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, the USA PATRIOT Act of 2001, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, all other applicable fair lending and fair housing Laws or other Laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, all Laws relating to truth-in-lending, real estate settlement procedures or consumer credit (including, without limitation, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, the Equal Credit Opportunity Act and Regulation B, and applicable regulations thereunder), Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Gramm-Leach-Bliley Act, the BHC Act, the FDIA, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Reliance and Reliance Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable regulations). To the Knowledge of Reliance, each director, officer, shareholder, manager, and employee of the Reliance Entities that has been engaged at any time in the development, use or operation of the Reliance Entities and their respective Assets, and each Contractor, is and has been in compliance in all material respects with all applicable Law relating to the development, use or operation of the Reliance Entities and their respective Assets. No Proceeding or notice has been filed, given, commenced or, to the Knowledge of Reliance, threatened against any of the Reliance Entities or any of their respective directors, officers, members, Affiliates, managers, employees or Contractors alleging any failure to so comply with all applicable Law.

(c)                Reliance Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws and regulations referenced in this Section 4.15 and Sections 4.17 and 4.33.

(d)                Since December 31, 2013, Reliance and each of its Subsidiaries has properly administered, in all material respects, all accounts for which Reliance or any of its Subsidiaries acts as a fiduciary, including accounts for which Reliance or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws. Since December 31, 2013, none of Reliance or any of its Subsidiaries, or, to Reliance’s Knowledge, any director, officer, or employee of Reliance or its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

4.16.       Community Reinvestment Act Performance.

Reliance Bank is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or “outstanding” in its most recently completed examination, and Reliance has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Reliance Bank having its current rating lowered such that it is no longer “satisfactory” or “outstanding.”

4.17.       Foreign Corrupt Practices.

No Reliance Entity, or, to the Knowledge of Reliance, any director, officer, agent, employee or other Person acting on behalf of a Reliance Entity has, in the course of its actions for, or on behalf of, any Reliance Entity (i) used any funds of Reliance or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from funds of Reliance or any of its Subsidiaries, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Reliance or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Reliance or any of its Subsidiaries, (v) established or maintained any unlawful fund of monies or other Assets of Reliance or any of its Subsidiaries, (vi) made any fraudulent entry on the books or records of Reliance or any of its Subsidiaries or (vii) violated or is in violation of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Regulatory Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any Reliance Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of Reliance, threatened. Each Reliance Entity has been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each Reliance Entity has established and maintained a system of internal controls designed to ensure compliance by the Reliance Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

4.18.        Labor Relations.

(a)                No Reliance Entity is the subject of any pending or threatened Litigation asserting that it or any other Reliance Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Reliance Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Reliance Entity party to or currently negotiating any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Reliance’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Reliance Entity pending or threatened and there have been no such actions or disputes since December 31, 2013. To the Knowledge of Reliance, since December 31, 2013, there has not been any attempt by any Reliance Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Reliance Entity. The employment of each employee and the engagement of each independent contractor of Reliance Entity are terminable at will by the relevant Reliance Entity without any penalty, liability or severance obligation incurred by any Reliance Entity except for those agreements or obligations listed in Section 4.19(i) of Reliance’s Disclosure Memorandum.

(b)                Section 4.18(b) of Reliance’s Disclosure Memorandum separately sets forth, as of October 31, 2018, all of Reliance’s employees, including for each such employee: name, job title, Fair Labor Standards Act designation, work location (identified by street address), current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on Section 4.19(a) of Reliance’s Disclosure Memorandum), bonuses paid the past three years, and visa and greencard application status. To Reliance’s Knowledge, no employee of any Reliance Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. Each current and former employee of the Reliance Entities who has contributed to the creation or development of any Intellectual Property owned by any Reliance Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Reliance Entities vesting all rights in work product created by the employee during the employee’s employment or affiliation with the Reliance Entities. No employee of any Reliance Entity who has annual base compensation above $75,000 has provided written notice to a Reliance Entity of his or her intent to terminate his or her employment with the applicable Reliance Entity as of the date hereof, and, as of the date hereof, to Reliance’s Knowledge, no employee who has annual base compensation above $75,000 intends to terminate his or her employment with Reliance before Closing.

(c)                Section 4.18(c) of Reliance’s Disclosure Memorandum contains a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and contact information of each independent contractor, consultant, freelancer or other professional service provider that receives annual fees from Reliance Entities in excess of $10,000 or that has a Contract with any Reliance Entity with a term in excess of six months (collectively, “Contractors”) used by the Reliance Entities at any point during the prior three years. A copy of each Contract relating to the services a Contractor provides to the Reliance Entities has been made available to Simmons prior to the date hereof. To Reliance’s Knowledge, no Contractor used by the Reliance Entities is a party to, or is otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Contractor’s duties for the Reliance Entities. To Reliance’s Knowledge, no current Contractor used by the Reliance Entities intends to terminate his or her or its relationship with any Reliance Entity. The Reliance Entities have no obligation or liability with respect to any taxes (or the withholding thereof) in connection with any Contractor nor has Reliance performed any act or engaged in any activity that could result in Reliance being found to be a joint employer of a Contractor under the National Labor Relations Act, the Fair Labor Standards Act, any Occupational Safety and Health Administration laws or regulations, any state worker’s compensation laws, or any other law or regulation. The Reliance Entities have properly classified, pursuant to the Internal Revenue Code and any other applicable Law, all Contractors used by the Reliance Entities at any point.

(d)                The Reliance Entities have no “leased employees” within the meaning of Internal Revenue Code § 414(n).

(e)                The Reliance Entities have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, and other wages due to be paid through the Closing Date. Each of the Reliance Entities is and at all times has been in material compliance with all Law governing the employment of labor and the withholding of taxes, including but not limited to, all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes.

(f)                 There have not been any wage and hour claims by any employee of any Reliance Entity since December 31, 2013, nor, to Reliance’s Knowledge, are there any wage and hour claims currently threatened by any employee of any Reliance Entity. Except for claims for benefits in the Ordinary Course under a Reliance Benefit Plan, there have not been any proceedings by any employee of any Reliance Entity related to their employment with such Reliance Entity since December 31, 2013, nor, to the Knowledge of Reliance, are there any proceedings currently threatened by any employee of any Reliance Entity related to their employment with such Reliance Entity. Nor, to the Knowledge of Reliance, are there any governmental investigations open with or under consideration by the Department of Labor, Equal Employment Opportunity Commission, Office of Federal Contract Compliance Programs or any other governmental body charged with administering or enforcing employment related laws or regulations.

(g)                All of the Reliance Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each individual who renders services to any Reliance Entity has provided proof of employment eligibility and is properly classified as having the status of an employee or independent contractor or other non-employee status (including for purposes of taxation and Tax reporting and under Reliance Benefit Plans).

4.19.       Employee Benefit Plans.

(a)                Reliance has made available to Simmons prior to the execution of this Agreement, true and correct copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Reliance Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Reliance or any ERISA Affiliate has or may have any obligation or Liability (collectively, the “Reliance Benefit Plans”). Any of the Reliance Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Reliance ERISA Plan.” Section 4.19(a) of Reliance’s Disclosure Memorandum has a complete and accurate list of all Reliance Benefit Plans. No Reliance Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. Reliance has made available to Simmons prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Reliance Benefit Plans, (ii) all determination letters, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation (“PBGC”) regarding a Reliance Benefit Plan during this calendar year or any of the preceding three calendar years, or the most recent such letter or opinion if issued prior to the three preceding calendar years, (iii) annual reports or returns, audited or unaudited financial statements, actuarial or allocation reports, non-discrimination tests and valuations prepared for any Reliance Benefit Plan for the current plan year and the preceding three plan years, (iv) the most recent summary plan descriptions and any material modifications thereto for any Reliance Benefit Plan, (v) any material correspondence with the DOL, IRS, PBGC, or any other governmental entity regarding a Reliance Benefit Plan within the preceding three-year period (vi) any correspondence, memorandum or calculations regarding errors corrected or to be corrected with respect to any Reliance Benefit Plan under the IRS Employee Plans Compliance Resolution System or the DOL Voluntary Fiduciary Correction Program within the preceding three-year period and (vii) the most recent actuarial valuations of Reliance Benefit Plans.

(b)                Each Reliance Benefit Plan is and has been maintained in compliance in all material respects with the terms of such Reliance Benefit Plan, and in compliance in all material respects with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. No Reliance Benefit Plan is required to be amended within the ninety-day period beginning on the Closing Date in order to continue to comply with ERISA, the Internal Revenue Code, and other applicable Law. Each Reliance Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype or volume submitter plan, opinion letter, from the IRS that is still in effect and applies to the Reliance Benefit Plan and on which such Reliance Benefit Plan is entitled to rely. Nothing has occurred and no circumstance exists that would be reasonably expected to adversely affect the qualified status of such Reliance Benefit Plan.

(c)                There are no threatened or pending claims or disputes under the terms of, or in connection with, the Reliance Benefit Plans other than claims for benefits in the Ordinary Course and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Reliance Benefit Plan.

(d)                Neither Reliance nor any Affiliate of Reliance has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Code or Section 406 of ERISA, with respect to any Reliance Benefit Plan and no prohibited transaction has occurred with respect to any Reliance Benefit Plan that would be reasonably expected to result in any liability or excise Tax under ERISA or the Internal Revenue Code. Neither Reliance, any Reliance Entity, any Reliance Entity employee, nor any committee of which any Reliance Entity employee is a member has breached his or her fiduciary duty with respect to a Reliance Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Reliance Benefit Plan. To Reliance’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not Reliance or any Reliance Entity employee, has breached his or her fiduciary duty with respect to a Reliance Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Reliance Benefit Plan that would reasonably be expected to result in any liability or excise Tax under ERISA or the Internal Revenue Code being imposed on Reliance or any Affiliate of Reliance.

(e)                Neither Reliance nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to (i) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)), (ii) a “multiple employer plan” (within the meaning of ERISA or the Internal Revenue Code), (iii) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code), (iv) an arrangement that is not either exempt from, or in compliance with, Section 409A of the Internal Revenue Code or that provides for indemnification for or gross-up of any taxes thereunder, or (v) a self-funded health or welfare benefit plan.

(f)                 Each Reliance Benefit Plan that is a health or welfare plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010.

(g)                No Reliance Entity has any Liability or obligation to provide postretirement health, medical or life insurance benefits to any Reliance Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Reliance Benefit Plan and no circumstance exists which could give rise to such Tax.

(h)                All contributions required to be made to any Reliance Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Reliance Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Reliance.

(i)                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any Reliance Entity, or result in any (a) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (b) limitation on the right of any Reliance Entity to amend, merge, terminate or receive a reversion of assets from any Reliance Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Reliance Entities in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Section 4.19(i) of Reliance’s Disclosure Memorandum sets forth accurate and complete data with respect to each individual who has a contractual right to severance pay or benefits triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Internal Revenue Code. No Reliance Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Internal Revenue Code, or otherwise.

(j)                 The Reliance Entities have complied, in all material respects, and will be in material compliance, as of the Closing Date, with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009, including all guidance issued thereunder by a Regulatory Authority (collectively “EESA”). Each employee of a Reliance Entity who is subject to the limitations imposed under EESA has executed a waiver of claims against the Reliance Entities with respect to limiting or reducing rights to compensation, including severance payments and benefits, for so long as the EESA limitations are required to be imposed.

4.20.       Material Contracts.

None of the Reliance Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, any Contract (whether written or oral), (a) that is either material to any Reliance Entity or that would be required to be filed as an exhibit to a Form 10-K filed by any Reliance Entity with the SEC if the Reliance Entity were required to file or voluntarily filed such Form 10-K, (b) that is an employment, severance, termination, consulting, or retirement Contract except as listed in Section 4.19(i) of Reliance’s Disclosure Memorandum, (c) relating to the borrowing of money by any Reliance Entity or the guarantee by any Reliance Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fullysecured repurchase agreements, advances and loans from the Federal Home Loan Bank, and trade payables, in each case in the Ordinary Course) in excess of $10,000, (d) which prohibits or restricts any Reliance Entity (and/or, following consummation of the transactions contemplated by this Agreement, Simmons) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (e) relating to the purchase or sale of any goods or services by a Reliance Entity (other than Contracts entered into in the Ordinary Course and involving payments under any individual Contract not in excess of $50,000 over its remaining term or involving Loans, borrowings or guarantees originated or purchased by any Reliance Entity in the Ordinary Course), (f) which obligates any Reliance Entity to conduct business with any third party on an exclusive or preferential basis, or requires referrals of business or any Reliance Entity to make available investment opportunities to any Person on a priority or exclusive basis, (g) which limits the payment of dividends by any Reliance Entity, (h) pursuant to which any Reliance Entity has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (i) pursuant to which any Reliance Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or Assets of any Person and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (j) which relates to Intellectual Property of Reliance (excluding commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (k) between any Reliance Entity, on the one hand, and (i) any officer or director of any Reliance Entity, or (ii) to the Knowledge of Reliance, any (x) record or beneficial owner of five percent or more of the voting securities of Reliance, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of Reliance, on the other hand, except those of a type available to employees of Reliance generally, (l) that provides for payments to be made by Reliance or any of its Subsidiaries upon a change in control thereof, (m) that may not be canceled by Simmons, Reliance or any of their respective Subsidiaries (i) at their convenience (subject to no more than 90 days’ prior written notice), or (ii) without payment of a penalty or termination fee equal to or greater than $50,000 (assuming such Contract was terminated on the Closing Date), (n) containing any standstill or similar agreement pursuant to which Reliance has agreed not to acquire Assets or equity interests of another Person, (o) that provides for indemnification by Reliance or any of its Subsidiaries of any Person, except for non-material Contracts entered into in the Ordinary Course, (p) with or to a labor union or guild (including any collective bargaining agreement), (q) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material Assets, or rights of Reliance or its Subsidiaries, taken as a whole, or (r) that would be terminable other than by a Reliance Entity or under which a material payment obligation would arise or be accelerated, in each case as a result of the Merger or the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or (s) any other Contract or amendment thereto that is material to any Reliance Entity or their respective business or Assets and not otherwise entered into in the Ordinary Course. Each Contract of the type described in this Section 4.20, whether or not set forth in Reliance’s Disclosure Memorandum together with all Contracts referred to in Sections 4.13 and 4.19(a), are referred to herein as the “Reliance Contracts.” With respect to each Reliance Contract: (i) the Reliance Contract is legal, valid and binding on Reliance or a Reliance Subsidiary and is in full force and effect and is enforceable in accordance with its terms; (ii) no Reliance Entity is in Default thereunder; (iii) no Reliance Entity has repudiated or waived any material provision of any such Reliance Contract; (iv) no other party to any such Reliance Contract is, to the Knowledge of Reliance, in Default or has repudiated or waived any material provision thereunder; and (v) there is not pending or, to the Knowledge of Reliance, threatened cancellations of any Reliance Contract prior to the expiration of the term thereof. All of the Reliance Contracts have been Previously Disclosed and complete and correct copies of each Reliance Contract have been made available to Simmons. All of the indebtedness of any Reliance Entity for money borrowed is prepayable at any time by such Reliance Entity without penalty or premium.

4.21.       Agreements with Regulatory Authorities.

Neither Reliance nor any of its Subsidiaries is subject to any cease-and-desist order or enforcement action issued by, or is a party to any formal or informal written agreement, consent decree, or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, order of prohibition or suspension or other written statement as described under 12 U.S.C. 1818(u), or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in Reliance’s Disclosure Memorandum, a “Reliance Regulatory Agreement”), nor has Reliance or any Reliance Subsidiary been advised in writing or, to Reliance’s Knowledge, orally, since December 31, 2013, by any Regulatory Authority that it is considering issuing, initiating, ordering, or requesting any such Reliance Regulatory Agreement.

4.22.        Investment Securities.

(a)                Each of Reliance and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, pledged to secure deposits of public funds, borrowings of federal funds or advances and loans from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course and in accordance with prudent banking practices to secure obligations of Reliance or its Subsidiaries. Such securities are valued on the books of Reliance in accordance with GAAP in all material respects.

(b)                Reliance and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Reliance believes are prudent and reasonable in the context of their respective businesses, and Reliance and its Subsidiaries have, since December 31, 2013, been in compliance with such policies, practices and procedures in all material respects.

4.23.        Derivative Instruments and Transactions.

All Derivative Transactions (as defined below) whether entered into for the account of any Reliance Entity or for the account of a customer of any Reliance Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Reliance Entity party thereto and, to the Knowledge of Reliance, each of the counterparties thereto and (c) are in full force and effect and enforceable in accordance with their terms. Reliance or its Subsidiaries and, to the Knowledge of Reliance, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of Reliance, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of Reliance and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of Reliance and such Subsidiaries in accordance with GAAP. For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.24.        Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Reliance, threatened against any Reliance Entity, or against any current or former director, officer or employee of a Reliance Entity in their capacities as such or Employee Benefit Plan of any Reliance Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Reliance Entity, in each case, that has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Reliance. Section 4.24 of Reliance’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Reliance Entity is a party. Section 4.24 of Reliance’s Disclosure Memorandum sets forth a list of all Orders to which any Reliance Entity is subject.

4.25.        Statements True and Correct.

(a)                None of the information supplied or to be supplied by any Reliance Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Simmons with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy Statement relating to Reliance and its Subsidiaries and other portions within the reasonable control of Reliance and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b)                None of the information supplied or to be supplied by any Reliance Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement, and any other documents to be filed by a Reliance Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Proxy Statement, when first mailed to the shareholders of Reliance, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of Reliance’s Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Reliance’s Shareholders’ Meeting.

4.26.       State Takeover Statutes and Takeover Provisions.

Reliance has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”). No Reliance Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of Simmons entitled to vote in the election of Simmons’ directors.

4.27.       Opinion of Financial Advisor.

Reliance has received the opinion of Sandler O’Neill + Partners, L.P., which, if initially rendered verbally has been confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the holders of Reliance Common Stock in the Merger is fair, from a financial point of view, to such holders. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.28.       Tax and Regulatory Matters.

No Reliance Entity or, to the Knowledge of Reliance, any Affiliate thereof has taken or agreed to take any action, and Reliance does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

4.29.       Loan Matters.

(a)                Neither Reliance nor any of its Subsidiaries is a party to any written or oral Loan in which Reliance or any Reliance Subsidiary is a creditor which as of September 30, 2018, had an outstanding balance of $50,000 or more and under the terms of which the obligor was, as of October 31, 2018, over 90 days or more delinquent in payment of principal or interest. Except as such disclosure may be limited by any applicable Law, Section 4.29(a) of Reliance’s Disclosure Memorandum sets forth a true, correct and complete list of (i) all of the Loans of Reliance and its Subsidiaries that, (A) as of September 30, 2018 had an outstanding balance of $50,000 or more and were (1) on non-accrual status or (2) classified by Reliance as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date, (B) with respect to which, at any point since December 31, 2013, constituted a “Troubled Debt Restructuring,” as defined in the Accounting Standards Codification Subtopic 310-40.

(b)                Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a Reliance Entity and are complete and correct in all material respects.

(c)                Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Reliance’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d)                None of the Contracts pursuant to which any Reliance Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. Except as would not be material to Reliance and its Subsidiaries, each Loan included in a pool of Loans originated, securitized or, to the Knowledge of Reliance, acquired by Reliance or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to Reliance and its Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(e)                (i) Section 4.29(e) of Reliance’s Disclosure Memorandum sets forth a list of all Loans as of the date hereof by Reliance to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of any Reliance Entity, (ii) there are no employee, officer, director, principal shareholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(f)                 Neither Reliance nor any of its Subsidiaries is now nor has it ever been since December 31, 2013, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.30.        Deposits.

All of the deposits held by Reliance Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of Reliance Bank and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed persons requirements. All of the deposits held by Reliance Bank are insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of Reliance, threatened.

4.31.        Allowance for Loan and Lease Losses.

The allowance for loan and lease losses (“ALLL”) reflected in the Reliance Financial Statements was, as of the date of each of the Reliance Financial Statements, in the opinion of management of Reliance, in compliance with Reliance’s existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP, and was adequate.

4.32.        Insurance.

Reliance Entities are insured with reputable insurers against such risks and in such amounts as the management of Reliance reasonably has determined to be prudent and consistent with industry practice. Section 4.32 of Reliance’s Disclosure Memorandum contains a true, correct and complete list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all insurance policies in force on the date hereof with respect to the business and Assets of the Reliance Entities, correct and complete copies of which policies have been provided to Simmons prior to the date hereof. The Reliance Entities are in material compliance with their insurance policies, are not in Default under any of the material terms thereof and, except as provided in Section 4.32 of Reliance’s Disclosure Memorandum, have filed all available claims thereunder arising during the last three years. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Reliance Entities, Reliance or Reliance Bank is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion. To Reliance’s Knowledge, no Reliance Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to Reliance’s Knowledge, is the termination of any such policies threatened.

4.33.       OFAC; Sanctions.

None of Reliance, any Reliance Entity or any director or officer or, to the Knowledge of Reliance, any agent, employee, affiliate or other Person acting on behalf of any Reliance Entity (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (“Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals (“SDN List”) of the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) is located, organized or resident in any Sanctioned Country.

4.34.        Brokers and Finders.

Except for Sandler O’Neill + Partners, L.P. and DD&F Consulting Group, Inc., neither Reliance nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

4.35.        Transactions with Affiliates.

There are no Contracts, plans, arrangements or other transactions between any Reliance Entity, on the one hand, and (a) any officer or director of any Reliance Entity, (b) to Reliance’s Knowledge, any (i) record or beneficial owner of five percent or more of the voting securities of Reliance or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of Reliance, on the other hand, except those, in each case, of a type available to employees of Reliance generally.

4.36.        No Investment Adviser Subsidiary.

Neither Reliance nor any Reliance Subsidiary provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

4.37.        No Broker-Dealer Subsidiary.

Neither Reliance nor any Reliance Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.38.        No Insurance Subsidiary.

Neither Reliance nor any Reliance Subsidiary conducts insurance operations that require a license from any national, state or local governmental authority or Regulatory Authority under any applicable Law.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SIMMONS

Except as Previously Disclosed, Simmons hereby represents and warrants to Reliance as follows:

5.1.          The Standard.

No representation or warranty of Simmons contained in ARTICLE 5 shall be deemed untrue or incorrect, and Simmons shall not be deemed to have breached a representation or warranty, in each case for all purposes hereunder, including the condition set forth in Section 8.3(a), as a consequence or result of the existence or absence of any fact, circumstance, change or event unless such fact, circumstance, change or event, individually or taken together with all other facts, circumstances, changes or events inconsistent with any representation or warranty contained in ARTICLE 5 has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Simmons (it being understood that for the purpose of determining the accuracy of such representations and warranties, other than the representation in Section 5.7, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); provided, that the foregoing shall not apply to the representations in Sections 5.2 (first sentence only), 5.3(a), 5.3(b)(i), 5.4(b), 5.12, 5.13 and 5.14, which shall be true and correct in all material respects, and the representations and warranties in Sections 5.4(a), 5.4(c) and 5.7, which shall be true and correct in all respects (except for inaccuracies that are de minimis in amount).

5.2.          Organization, Standing, and Power.

Simmons is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Arkansas, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Simmons is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

5.3.          Authority; No Breach By Agreement.

(a)                Authority. Simmons has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Simmons. Assuming the due authorization, execution and delivery by Reliance, this Agreement represents a legal, valid, and binding obligation of Simmons, enforceable against Simmons in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)                No Conflicts. Neither the execution and delivery of this Agreement by Simmons, nor the consummation by Simmons of the transactions contemplated hereby, nor compliance by Simmons with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Simmons’ Amended and Restated Articles of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Simmons Entity under, any Contract or Permit of any Simmons Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Simmons Entity or any of their respective material Assets.

(c)                Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, the ABCA, the GBCL, the Laws of the State of Arkansas with respect to Simmons Bank, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Simmons of the Merger and the other transactions contemplated in this Agreement.

5.4.          Capital Stock.

(a)                The authorized capital stock of Simmons consists of (i) 175,000,000 shares of Simmons Common Stock, of which 92,531,204 shares are issued and outstanding as of November 8, 2018, and (ii) 40,040,000 shares of preferred stock, par value $0.01 per share of Simmons, of which no shares are issued and outstanding as of November 8, 2018. As of September 30, 2018, no more than 1,700,000 shares of Simmons Common Stock are subject to Simmons Stock Options or other Equity Rights in respect of Simmons Common Stock. Upon any issuance of any shares of Simmons Common Stock in accordance with the terms of the Simmons Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.

(b)                All of the issued and outstanding shares of Simmons Capital Stock are, and all of the shares of Simmons Common Stock to be issued in exchange for shares of Reliance Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the ABCA. None of the shares of Simmons Common Stock to be issued in exchange for shares of Reliance Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Simmons.

(c)                Except as set forth in Section 5.4(a), as of September 30, 2018, there are no shares of capital stock or other equity securities of Simmons outstanding and no outstanding Equity Rights relating to the capital stock of Simmons. No Simmons Subsidiary owns any capital stock of Reliance.

5.5.          SEC Filings; Financial Statements.

(a)                Simmons has timely filed all SEC Documents required to be filed by Simmons since December 31, 2017 (the “Simmons SEC Reports”). The Simmons SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of proxy statements, at the date of the relevant meeting) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Simmons SEC Reports or necessary in order to make the statements in such Simmons SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Simmons Bank and Simmons Subsidiaries that are registered as a broker, dealer, or investment adviser, no Simmons Subsidiary is required to file any SEC Documents.

(b)                Each of the Simmons Financial Statements (including, in each case, any related notes) contained in the Simmons SEC Reports, including any Simmons SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Simmons and its Subsidiaries as at the respective dates and the consolidated results of operations, shareholders’ equity and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)                Since December 31, 2017, Simmons and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Simmons in the Simmons SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the chief executive officer, chief financial officer or other members of executive management of Simmons as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Simmons required under the Exchange Act with respect to such reports.

(d)                Simmons and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Simmons has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Simmons’ outside auditors and the audit committee of the board of directors of Simmons, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Simmons’ ability to accurately record, process summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Simmons’ internal control over financial reporting.

(e)                Since December 31, 2017, (i) neither any Simmons Entity nor, to the Knowledge of Simmons, any director, officer, employee, auditor, accountant or representative of any Simmons Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Simmons Entity or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Simmons Entity has engaged in questionable accounting or auditing practices and (ii) no attorney representing any Simmons Entity, whether or not employed by any Simmons Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Simmons or any of its officers, directors, employees or agents to the board of directors of Simmons or any committee thereof or to any of Simmons’ directors or officers.

5.6.          Absence of Undisclosed Liabilities.

No Simmons Entity has incurred any Liability, except (a) such Liabilities incurred in the Ordinary Course consistent with past practice since December 31, 2017, (b) in connection with this Agreement and the transactions contemplated hereby, and (c) such Liabilities that are accrued or reserved against in the consolidated balance sheets of Simmons as of September 30, 2017, included in the Simmons Financial Statements delivered or filed prior to the date of this Agreement.

5.7.          Absence of Certain Changes or Events.

Since December 31, 2017 there has not been a Material Adverse Effect on Simmons.

5.8.          Tax Matters.

(a)                The Simmons Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed and such Tax Returns are correct and complete in all material respects. The Simmons Entities are not the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of the Simmons Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or which are being contested in appropriate proceedings) on any of the Assets of the Simmons Entities. No claim has ever been made in writing by an authority in a jurisdiction where any Simmons Entity does not file a Tax Return that such Simmons Entity may be subject to Taxes by that jurisdiction.

(b)                None of the Simmons Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Simmons Entity. None of the Simmons Entities has waived any statute of limitations in respect of any Taxes.

(c)                Each Simmons Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

5.9.         Compliance with Laws.

Simmons is duly registered as a bank holding company and has elected to be treated as a financial holding company under the BHC Act. Each Simmons Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted and there has occurred no Default under any such Permit. None of the Simmons Entities:

(a)                is in Default under its Amended and Restated Articles of Incorporation or Bylaws (or other governing instruments); or

(b)                is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(c)                since December 31, 2013, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Simmons Entity is not in compliance with any Laws or Orders, or (ii) requiring any Simmons Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal or informal agreement, directive, consent decree, commitment or memorandum of understanding, order of prohibition or suspension or other written statements as described under 12 U.S.C. 1818(u), or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

5.10.        Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Simmons, threatened against any Simmons Entity, or against any director, employee or employee benefit plan of any Simmons Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Simmons Entity.

5.11.       Reports.

Since December 31, 2013, each Simmons Entity has filed all material reports and statements, together with any amendments required to be made with respect thereto, including Call Reports, that it was required to file with Regulatory Authorities (other than the SEC). As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, in light of the circumstances under which they were made, or necessary to make the statements made therein not misleading.

5.12.       Statements True and Correct.

(a)                None of the information supplied or to be supplied by any Simmons Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Simmons with the SEC, will, when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Registration Statement and the Proxy Statement relating to Simmons and its Subsidiaries and other portions within the reasonable control of Simmons and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b)                None of the information supplied or to be supplied by any Simmons Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement to be mailed to Reliance’s shareholders in connection with Reliance’s Shareholders’ Meeting, and any other documents to be filed by any Simmons Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Reliance, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of Reliance’s Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact, in light of the circumstances under which they were made, necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Reliance’s Shareholders’ Meeting.

5.13.       Tax and Regulatory Matters.

No Simmons Entity or, to the Knowledge of Simmons, any Affiliate thereof has taken or agreed to take any action, and Simmons does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.14.       Brokers and Finders.

Except for Keefe, Bruyette & Woods, Inc., neither Simmons nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

5.15.       Regulatory Capitalization.

Each of Simmons and Simmons Bank is “well capitalized” as such term is defined in the rules and regulations promulgated by the Federal Reserve.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1.          Affirmative Covenants of Reliance.

(a)                From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Simmons shall have been obtained, which consent shall not be unreasonably withheld, delayed, or conditioned, and except as otherwise expressly contemplated herein, required by applicable Law, or as set forth in Section 6.1(a) of Reliance’s Disclosure Memorandum, Reliance shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the Ordinary Course, (ii) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and key employees, and (iii) take no action that is intended to or which would reasonably be expected to adversely affect or delay (A) the receipt of any approvals of any Regulatory Authority required to consummate the transactions contemplated by this Agreement, (B) the consummation of the transactions contemplated by this Agreement or (C) performance of its covenants and agreements in this Agreement.

(b)                Beginning on the date that is two weeks after the date hereof, and every two weeks thereafter, Reliance shall provide, and shall cause Reliance Bank also to provide, to Simmons a report describing all of the following which has occurred in the prior two weeks:

(i)                 new, renewed, extended, modified, amended or terminated Contracts that provide for aggregate annual payments of $50,000 or more;

(ii)               new Loans or commitments (including a letter of credit) for Loans in excess of $1,000,000, any renewals or extensions of existing Loans or commitments for any Loans in excess of $1,000,000, or any material amendments or modifications to Loans in excess of $1,000,000; and

(iii)             new capital expenditures in excess of $25,000.

6.2.          Negative Covenants of Reliance.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Simmons shall have been obtained, which consent shall not be unreasonably withheld, delayed or conditioned, and except as otherwise expressly contemplated herein or as set forth in Section 6.2 of Reliance’s Disclosure Memorandum, Reliance covenants and agrees that it will not do or agree or commit to do, or cause or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)                amend the certificate of incorporation, bylaws or other governing instruments of any Reliance Entity;

(b)                incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness of Reliance to Reliance Bank or of Reliance Bank to Reliance, or the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank, sales of certificates of deposits, in each case incurred in the Ordinary Course);

(c)                (i) repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Reliance Entity, or (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Reliance’s capital stock or other equity interests (except (A) as may be required for the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock; or (B) in accordance with past practices with respect to the declaration of dividends on the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock);

(d)                issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Reliance Common Stock or any other capital stock of any Reliance Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right (other than with respect to the exercise or conversion for shares of Reliance Common Stock of any Equity Rights outstanding as of the date of this Agreement);

(e)                directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Reliance Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Reliance Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any Reliance Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to Reliance or one of the Reliance Subsidiaries) or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;

(f)                 (i) except for purchases of investment securities in the Ordinary Course, purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than Reliance Bank, or otherwise acquire direct or indirect control over any Person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly owned Reliance Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(g)                (i) grant any bonus or increase in compensation or benefits to the employees or officers of any Reliance Entity, except as required by Law, (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to a Reliance Benefit Plan in effect on the date hereof and in the case of clause (x) subject to receipt of an effective release of claims from the employee, and in the case of clause (y) to the extent required under the terms of the Reliance Benefit Plan without the exercise of any upward discretion, (iii) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of any Reliance Entity, (iv) grant any increase in fees or other increases in compensation or other benefits to directors of any Reliance Entity, (v) waive any stock repurchase rights, or grant, accelerate, amend (except to the extent necessary to comply with Section 2.3(c) of this Agreement) or change the period of exercisability of any Equity Rights or restricted stock, or authorize cash payments in exchange for any Equity Rights, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $75,000, other than for cause or (viii) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $50,000;

(h)                enter into, amend or renew any employment Contract between any Reliance Entity and any Person (unless such amendment is required by Law) that the Reliance Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)                 except as required by Law or, with respect to a Reliance ERISA Plan that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (i) adopt or establish any new Employee Benefit Plan of any Reliance Entity or terminate or withdraw from, or amend, any Reliance Benefit Plan, (ii) make any distributions from such Employee Benefit Plans, except as required by the terms of such plans, or (iii) fund or in any other way secure the payment of compensation or benefits under any Reliance Benefit Plan;

(j)                 make any change in any accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in regulatory accounting requirements or GAAP;

(k)                commence any Litigation other than in the Ordinary Course, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any Reliance Entity for money damages in excess of $10,000 or that would impose any restriction on the operations, business or Assets of any Reliance Entity or the Surviving Corporation or (ii) arising out of or relating to the transactions contemplated hereby;

(l)                 (i) enter into, renew, extend, modify, amend or terminate any (A) Contract (1) with a term longer than one year or (2) that calls for aggregate payments of $50,000 or more, (B) Reliance Contract, (C) Contract referenced in Section 4.34 (or any other Contract with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement), or (D) Contract, plan, arrangement or other transaction of the type described in Section 4.35 (other than, in the case of sub-clauses (A) and (B), Contracts that can be terminated on less than 30 days’ notice with no prepayment penalty, Liability or other obligation), (ii) make any amendment or modification to any Contract described in clause (i), other than in the Ordinary Course, or (iii) waive, release, compromise or assign any material rights or claims under any Contract described in clause (i);

(m)              (i) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (ii) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by Law or by rules or policies imposed by a Regulatory Authority;

(n)                make, or commit to make, any capital expenditures without due regard, and appropriate consideration given, to the post-Merger impact they may have on the operations of the Surviving Corporation and the Surviving Entity;

(o)                except as required by Law or applicable Regulatory Authorities, make any material changes in its policies and practices with respect to (i) its hedging practices and policies or (ii) insurance policies including materially reduce the amount of insurance coverage currently in place or fail to renew or replace any existing insurance policies;

(p)                cancel, compromise, waive, or release any material indebtedness owed to any Person or any rights or claims held by any Person, except for (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course or (ii) as expressly required by the terms of any Contracts in force at the date of the Agreement;

(q)                permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

(r)                 materially change or restructure its investment securities portfolios, its investment securities practices or policies, or change its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

(s)                 alter materially its interest rate or fee pricing policies with respect to depository accounts of any Reliance Subsidiaries or waive any material fees with respect thereto;

(t)                 make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax liability of any Reliance Entity, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(u)                take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(v)                enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(w)              foreclose upon or take a deed or title to any commercial real estate (excluding real estate used solely for agricultural production) without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 12 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Material;

(x)                make or acquire any Loan (except for any Loan for which a commitment to make or acquire was entered into prior to the date of this Agreement) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or agree to amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Reliance Bank, but excluding amendments or modifications agreed to prior to the date of this Agreement), except for (i) Loans or commitments for Loans in full compliance with the Reliance Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement, and (ii) amendments or modifications of any existing Loan in full compliance with Reliance Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement; provided, however, that, in acknowledgement of the enhanced regulatory attention directed at high concentrations of commercial real estate Loans, Reliance Bank shall not make or acquire any commercial real estate Loan if Reliance Bank’s ratio of commercial real estate Loans to total risk-based capital exceeds, or would, as a result of the transaction, exceed, 105% of the level in existence as of September 30, 2018 (for the avoidance of doubt, the level in existence as of September 30, 2018, was 554.3%, 105% of which is 582.0%);

(y)                other than in the Ordinary Course, repurchase, or provide indemnification relating to, Loans in the aggregate in excess of $100,000;

(z)                notwithstanding any other provision hereof, knowingly take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

(aa)             agree to take, make any commitment to take, or adopt any resolutions of Reliance’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3.          Covenants of Simmons.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Reliance shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Simmons’ Disclosure Memorandum, Simmons covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Reliance, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)                amend the articles of incorporation, bylaws or other governing instruments of Simmons or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect Reliance or the holders of Reliance Common Stock adversely relative to other holders of Simmons Common Stock;

(b)                take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(c)                take any action that could reasonably be expected to impede or materially delay consummation of the transactions contemplated by this Agreement; or

(d)                agree to take, make any commitment to take, or adopt any resolutions of Simmons’ board of directors in support of, any of the actions prohibited by this Section 6.3.

6.4.          Reports.

Each Party and its Subsidiaries shall file all reports, including Call Reports, required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC and with respect to the financial statements in the Call Reports, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material) or applicable regulatory accounting principles (with respect to the financial statements contained in the Call Reports) consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes. Notwithstanding the above, neither Party shall be obligated to disclose to the other Party any reports to the extent such reports contain confidential supervisory information or other information the disclosure of which would be prohibited by applicable Law.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1.          Registration Statement; Proxy Statement; Shareholder Approvals.

(a)                Simmons and Reliance shall promptly prepare and file with the SEC, a proxy statement/prospectus in definitive form (including any amendments thereto, the “Proxy Statement”) and Simmons shall prepare and file with the SEC the Registration Statement (including the prospectus of Simmons and Proxy Statement constituting a part thereof and all related documents) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants. Simmons and Reliance agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other Party and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement. Each of Simmons and Reliance agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and Reliance shall thereafter mail or deliver the Proxy Statement to its shareholders promptly following the date of effectiveness of the Registration Statement. Simmons also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Reliance shall furnish all information concerning Reliance and the holders of Reliance Common Stock as may be reasonably requested in connection with any such action. Each of Simmons and Reliance agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors and shareholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of Simmons, Reliance, or their respective Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions contemplated by this Agreement. Reliance shall have the right to review and consult with Simmons with respect to any information included in the Registration Statement prior to its being filed with the SEC. Simmons will advise Reliance, promptly after Simmons receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Simmons Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(b)                Reliance shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (“Reliance’s Shareholders’ Meeting”), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of obtaining the Reliance Shareholder Approval and, such other related matters as it deems appropriate. Reliance agrees that its obligations pursuant to this Section 7.1(b) shall not be affected by the commencement, proposal, disclosure or communication to Reliance of any Acquisition Proposal. Reliance shall (i) through its board of directors unanimously recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby (the “Reliance Recommendation”), (ii) include such Reliance Recommendation in the Proxy Statement and (iii) use its reasonable best efforts to obtain the Reliance Shareholder Approval. Neither the board of directors of Reliance nor any committee thereof shall withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Simmons, the Reliance Recommendation, or take any action, or make any public statement, filing or release inconsistent with the Reliance Recommendation, or submit this Agreement to Reliance’s shareholders without recommendation (any of the foregoing being a “Change in the Reliance Recommendation”). If requested by Simmons, Reliance shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, Simmons in connection with obtaining the Reliance Shareholder Approval.

(c)                Reliance shall adjourn or postpone Reliance’s Shareholders’ Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Reliance Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Reliance shall also adjourn or postpone Reliance’s Shareholders’ Meeting, if on the date of Reliance’s Shareholders’ Meeting Reliance has not recorded proxies representing a sufficient number of shares necessary to obtain the Reliance Shareholder Approval. Notwithstanding anything to the contrary herein, Reliance’s Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the shareholders of Reliance at Reliance’s Shareholders’ Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Reliance of such obligation.

7.2.          Acquisition Proposals.

(a)                No Reliance Entity shall, and it shall cause its respective Representatives not to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any person any information or data in connection with, or take any other action to facilitate any inquires or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (iii) approve, agree to, accept, endorse or recommend any Acquisition Proposal, or (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of Reliance shall constitute a breach of this Section 7.2 by Reliance. In addition to the foregoing, Reliance shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(b)                Each Reliance Entity shall, and shall cause their respective Representatives to, (i) immediately cease and cause to be terminated all existing activities, discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expect to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than the Simmons Entities and their Representatives) that has made or indicated an intention to make an Acquisition Proposal, and (iii) not waive any or amend any “standstill” provision or provisions of similar effect to which it is a beneficiary and shall strictly enforce any such provisions.

(c)                If any Reliance Entity or their respective Representatives receives any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, Reliance shall as promptly as practicable (but in no event more than 24 hours) notify Simmons in writing of the receipt of such Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and Reliance shall as promptly as practicable (but in no event more than 24 hours) provide to Simmons (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Reliance shall provide Simmons as promptly as practicable (but in no event more than 24 hours) with notice setting forth all such information as is necessary to keep Simmons informed on a current basis of all developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, request or inquiry.

(d)                Notwithstanding anything herein to the contrary, at any time prior to Reliance’s Shareholders’ Meeting, the board of directors of Reliance may make a Change in the Reliance Recommendation (including, for the avoidance of doubt, approving, endorsing or recommending any Acquisition Proposal), if (i) Reliance has received a Superior Proposal (after giving effect to the terms of any revised offer by Simmons pursuant to this Section 7.2(d)), and (ii) the board of directors of Reliance has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable Law; provided, that the board of directors of Reliance may not take the actions set forth in this Section 7.2(d) unless:

(i)                 Reliance has complied in all material respects with this Section 7.2;

(ii)               Reliance has provided Simmons at least five Business Days prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including all necessary information under Section 7.2(c));

(iii)             during such five Business Day period, Reliance has and has caused its financial advisors and outside legal counsel to, consider and negotiate with Simmons in good faith (to the extent Simmons desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by Simmons; and

(iv)              the board of directors of Reliance has determined in good faith, after consultation with outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed to by Simmons, if any, that such Superior Proposal remains a Superior Proposal and that failure to make a Change in the Reliance Recommendation would be a violation of the director’s fiduciary duties under applicable Law and, in which event, the board of directors of Reliance may communicate the basis for its lack of Reliance Recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided, that the resolution approving this Agreement as of the date hereof may not be rescinded or amended.

Any material amendment to any Superior Proposal, will be deemed to be a new Superior Proposal for purposes of this Section 7.2(d) and will require a new determination and notice period as referred to in this Section 7.2(d).

(e)                Nothing contained in this Agreement shall prevent Reliance or its board of directors from complying with applicable provisions of the Exchange Act, including the SEC’s Regulation 14E thereunder, with respect to an Acquisition Proposal or from making any disclosure to the shareholders of Reliance if the board of directors of Reliance (after consultation with outside legal counsel) concludes that its failure to do so would be a violation of the directors’ fiduciary duties under applicable Law; provided that any actions taken to comply with such rules will in no way eliminate or modify the effect that any such action would otherwise have under this Agreement.

7.3.          Exchange Listing.

Simmons shall use its reasonable best efforts to list, prior to the Effective Time, on Nasdaq, subject to official notice of issuance, the shares of Simmons Common Stock to be issued to the holders of Reliance Common Stock pursuant to the Merger, and Simmons shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

7.4.          Consents of Regulatory Authorities.

(a)                Simmons and Reliance and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices and filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Regulatory Authorities. Each of Reliance and Simmons shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby under any applicable Law or Order; provided, that in no event shall any Simmons Entities be required, and the Reliance Entities shall not be permitted (without Simmons’ prior written consent in its sole discretion) to take any action, or to commit to take any action, or to accept any restriction or condition, involving the Reliance Entities or the Simmons Entities, which is materially burdensome on Simmons’ business or on the business of Reliance or Reliance Bank, in each case following the Closing or which would likely reduce the economic benefits of the transactions contemplated by this Agreement to Simmons to such a degree that Simmons would not have entered into this Agreement had such condition or restriction been known to it at the date hereof (any such condition or restriction, a “Burdensome Condition”).

(b)                Each of Simmons and Reliance shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement, provided, that Reliance shall not have the right to review portions of material filed by Simmons with a Regulatory Authority that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. In exercising the foregoing rights, each of the Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the Consent of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any required consent or approval from a Regulatory Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, the receiving Party shall, to the extent permitted by applicable Law (i) promptly advise the other Party of the receipt of such Regulatory Communication and (ii) provide the other Party with a reasonable opportunity to participate in the preparation of any response thereto and to review any such response prior to the filing or submission thereof (other than portions of materials to be filed or submitted in connection therewith that contain confidential or non-public supervisory information or competitively sensitive business or proprietary information).

(c)                Each Party agrees, upon request, subject to applicable Laws, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any third party and/or Regulatory Authority.

7.5.          Investigation and Confidentiality.

(a)                Reliance shall promptly notify Simmons of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of a material claim, action, suit, proceeding or investigation involving Reliance or Reliance Bank.

(b)                Reliance shall promptly advise Simmons of any fact, change, event or circumstance known to Reliance (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Reliance or (ii) which Reliance believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(b) or the failure of any condition set forth in Section 8.2 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 to be satisfied.

(c)                Prior to the Effective Time, Reliance shall permit Simmons to make or cause to be made such investigation of the business, properties, assets, Books and Records, and personnel of it and its Subsidiaries and of their respective financial and legal conditions as Simmons reasonably requests and furnish to Simmons promptly all other information concerning its business, properties and personnel as Simmons may reasonably request, provided that such investigation or requests shall not interfere unnecessarily with normal operations. No investigation by Simmons shall affect the ability of Simmons to rely on the representations, warranties, covenants and agreements of Reliance. Neither Simmons nor Reliance nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Simmons’ or Reliance’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(d)                Each Party shall, and shall cause its Subsidiaries and Representatives to, hold any information obtained in connection with this Agreement and in pursuit of the transactions contemplated hereby in accordance with the terms of the confidentiality agreement, dated June 7, 2017, 2018, between Simmons and Reliance (the “Confidentiality Agreement”). If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

7.6.          Press Releases.

Reliance and Simmons agree that no press release or other public disclosure or communication (including communications to employees, agents and contractors) related to this Agreement or the transactions contemplated hereby shall be issued by either Party (or its Affiliates) without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof. The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7.          Tax Treatment.

(a)                Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinion. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Internal Revenue Code.

(b)                Each of the Parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to Covington & Burling LLP, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including as of the effective date of the Proxy Statement and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger.

(c)                Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of Simmons and Reliance shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

7.8.          Employee Benefits and Contracts.

(a)                Following the Effective Time, except as contemplated by this Agreement, Simmons shall provide generally to officers and employees (as a group) who are actively employed by a Reliance Entity on the Closing Date (“Covered Employees”) while employed by Simmons following the Closing Date employee benefits under Employee Benefit Plans offered to similarly situated employees of Simmons, including severance benefits in accordance with the applicable severance policy of Simmons (other than to any Covered Employee who is party to individual agreements or letters that entitle such person to different severance or termination benefits); provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any Simmons Entity. Until such time as Simmons shall cause the Covered Employees to participate in the applicable Simmons Employee Benefit Plans, the continued participation of the Covered Employees in the Reliance Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in Simmons’ Employee Benefit Plans may commence at different times with respect to each of Simmons’ Employee Benefit Plans). For purposes of determining eligibility to participate and vesting under Simmons’ Employee Benefit Plans, and for purposes of determining a Covered Employee’s entitlement to paid time off under Simmons’ paid time off program, the service of the Covered Employees with a Reliance Entity prior to the Effective Time shall be treated as service with a Simmons Entity participating in such employee benefit plans, to the same extent that such service was recognized by the Reliance Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (x) under which similarly-situated employees of Simmons Entities do not receive credit for prior service, (y) that is grandfathered or frozen, either with respect to level of benefits or participation, or (z) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.

(b)                If requested by Simmons in a writing delivered to Reliance following the date hereof and prior to the Closing Date, the Reliance Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day before the Closing Date, any Reliance Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Internal Revenue Code Section 401(k) (a “401(k) Plan”). Reliance shall provide Simmons with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plans in advance and give Simmons a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Reliance shall provide Simmons with the final documentation evidencing that the 401(k) Plans have been terminated.

(c)                Upon request by Simmons in writing prior to the Closing Date, the Reliance Entities shall cooperate in good faith with Simmons prior to the Closing Date to amend, freeze, terminate or modify any other Reliance Benefit Plan to the extent and in the manner determined by Simmons effective upon the Closing Date (or at such different time mutually agreed to by the parties) and consistent with applicable Law. Reliance shall provide Simmons with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(c), as applicable, and give Simmons a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Reliance shall provide Simmons with the final documentation evidencing that the actions contemplated herein have been effectuated.

(d)                The provisions of this Section 7.8 are solely for the benefit of the Parties, and no Covered Employee, current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any Reliance Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Simmons, Reliance or any of their respective Affiliates; (ii) alter or limit the ability of Simmons or any Simmons Subsidiaries (including, after the Closing Date, the Reliance Entities) to amend, modify or terminate any Reliance Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Simmons or any Simmons Subsidiaries (including, following the Closing Date, the Reliance Entities), or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, Reliance, Simmons or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Reliance or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.

7.9.          Indemnification.

(a)                For a period of six years after the Effective Time, Simmons shall indemnify, defend and hold harmless the present and former directors or officers of the Reliance Entities, as well as Brouster & Associates, LLC and The Dittrich Company (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors or officers or consultants of Reliance or, at Reliance’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under state Law and by Reliance’s certificate of incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Simmons Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by Simmons is required to effectuate any indemnification, Simmons shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Simmons and the Indemnified Party.

(b)                Simmons shall use its reasonable best efforts (and Reliance shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Reliance’s existing directors’ and officers’ liability insurance policy (provided, that Simmons may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured or (ii) with the consent of Reliance given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that Simmons shall not be obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Reliance’s directors and officers, 200% of the annual premium payments currently paid on Reliance’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Simmons shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Simmons, or Reliance in consultation with Simmons, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b) at a premium not to exceed the Maximum Amount. If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, Simmons may purchase the most advantageous “tail” prepaid policy obtainable for a premium equal to the Maximum Amount, and in each case, Simmons shall have no further obligations under this Section 7.9(b) other than to maintain such “tail” prepaid policy.

(c)                Any Indemnified Party wishing to claim indemnification under Section 7.9(a), upon learning of any such Liability or Litigation, shall promptly notify Simmons thereof. In the event of any such Litigation (whether arising before or after the Effective Time): (i) Simmons shall have the right to assume the defense thereof and Simmons shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Simmons elects not to assume such defense or independent legal counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Simmons and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Simmons shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Simmons shall be obligated pursuant to this Section 7.9(c) to pay for only one firm of counsel for all Indemnified Parties; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) Simmons shall not be liable for any settlement effected without its prior written consent; and provided, further, that Simmons shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)                If Simmons or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if Simmons (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Simmons shall assume the obligations set forth in this Section 7.9.

(e)                The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives. Reliance shall cooperate prior to the Effective Time with any other reasonable insurance-related requests Simmons may make.

(f)                 Notwithstanding anything in this Section 7.9 to the contrary, no indemnification payments will be made to an Indemnified Party with respect to an administrative proceeding or civil action initiated by any federal banking agency unless all of the following conditions are met: (i) the Simmons’ board of directors determines in writing that the Indemnified Party acted in good faith and in the best interests of the Reliance or Reliance Bank; (ii) the Simmons’ board of directors determines that the payment will not materially affect the Simmons’ safety and soundness; (iii) the payment does not fall within the definition of a prohibited indemnification payment under 12 C.F.R. Part 359; and (iv) the Indemnified Party agrees in writing to reimburse the Simmons, to the extent not covered by permissible insurance, for payments made in the event that the administrative or civil action instituted by a banking Regulatory Authority results in a final order or settlement in which the Indemnified Party is assessed a civil money penalty, is prohibited from banking, or is required to cease an action or perform an affirmative action.

7.10.        Operating Functions.

Reliance and Reliance Bank shall cooperate with Simmons and Simmons Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of the Surviving Entity, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Simmons may decide. Reliance shall take any action Simmons may reasonably request prior to the Effective Time to facilitate the combination of the operations of Reliance with Simmons. Each Party shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party). Without limiting the foregoing, Reliance shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of Reliance and Simmons shall meet from time to time as Reliance or Simmons may reasonably request to review the financial and operational affairs of Reliance and Reliance Bank, and Reliance shall give due consideration to Simmons’ input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (a) neither Simmons nor Simmons Bank shall under any circumstance be permitted to exercise control of Reliance, Reliance Bank or any other Reliance Subsidiaries prior to the Effective Time, (b) neither Reliance nor any Reliance Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws, and (c) neither Reliance nor Reliance Bank shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger. In addition, Reliance shall cooperate with Simmons’ reasonable requests in connection with the redemption of any Reliance Capital Stock.

7.11.        Shareholder Litigation.

Each of Simmons and Reliance shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of Simmons or Reliance, as applicable, threatened against Simmons, Reliance or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Simmons, Reliance or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Reliance shall give Simmons every opportunity to participate in the defense or settlement of any shareholder litigation against Reliance and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Simmons’ prior written consent (such consent not to be unreasonably withheld or delayed).

7.12.       Legal Conditions to Merger and Bank Merger.

Subject to Sections 7.1 and 7.4 of this Agreement, each of Simmons and Reliance shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and Bank Merger and, subject to the conditions set forth in ARTICLE 8 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other Party to obtain) any Consent or Order by, any Regulatory Authority and any other third party that is required to be obtained by Reliance or Simmons or any of their respective Subsidiaries in connection with, or to effect, the Merger, the Bank Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Subsidiary of Simmons, on the one hand, and a Subsidiary of Reliance, on the other hand) or to vest the Surviving Corporation and the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger and Bank Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Simmons.

7.13.       Change of Method.

Simmons may at any time change the method of effecting the combination of Reliance and Simmons (including by providing for the merger of Reliance with a wholly owned Subsidiary of Simmons) if and to the extent requested by Simmons, and Reliance agrees to enter into such amendments to this Agreement as Simmons may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Reliance’s shareholders or (iii) materially delay or impede the consummation of the transactions contemplated by this Agreement.

7.14.       Takeover Laws.

Neither Simmons nor Reliance shall take any action that would cause any Takeover Law to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of Simmons and Reliance shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Law now or hereafter in effect. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of Simmons and Reliance will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.

7.15.       Closing Financial Statements.

At least eight Business Days prior to the Effective Time, Reliance shall provide Simmons with Reliance’s consolidated financial statements presenting the financial condition of Reliance and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time and Reliance’s consolidated results of operations, cash flows, and shareholders’ equity for the period from January 1, 2018 through the close of business on the last day of the last month ended prior to the Effective Time (the “Closing Financial Statements”); provided, that if the Effective Time occurs on or before the 17th Business Day of the month, Reliance shall have provided consolidated financial statements as of and through the second month preceding the Effective Time. Such financial statements shall be accompanied by a certificate of Reliance’s chief financial officer, dated as of the Effective Time, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of Reliance in all material respects. Such financial statements shall have been prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such Closing Financial Statements shall also reflect as of their date (a) accruals for those Transaction Expenses that have been accrued up to, and including, the date of the Closing Financial Statements, (b) the capital ratios set forth in Section 8.2(g), and (c) the asset quality metrics set forth in Section 8.2(e) and shall be accompanied by a certificate of Reliance’s chief financial officer, dated as of the Effective Time, to the effect that such financial statements meet the requirements of this Section 7.15 and continue to reflect accurately, as of the date of such certificate, the consolidated financial condition, results of operations, cash flows and shareholders’ equity of Reliance in all material respects. Notwithstanding anything herein to the contrary, the ratios set forth in Sections 8.2(e) and 8.2(g) shall be computed by adding back those Transaction Expenses that have been accrued up to, and including, the date of the Closing Financial Statements as if such Transaction Expenses had not been incurred. A schedule setting forth such Transaction Expenses in reasonable detail shall accompany the delivery of the Closing Financial Statements.

7.16.       Special Distribution and Subordinated Debt.

(a)                Immediately prior to the Effective Time, Reliance shall cause Reliance Bank to effect a cash distribution to Reliance (“Special Distribution”) in an amount of at least $23,500,000 (“Minimum Amount”). If (i) the conditions in Section 8.2(g) are not satisfied (regardless of whether such conditions are waived by Simmons) and (ii) the Special Distribution is not effected or is less than the Minimum Amount, then the Aggregate Cash Consideration shall be reduced on a dollar-for-dollar basis. As an example, if (i) the conditions in Section 8.2(g) are not satisfied and (ii) the amount of the Special Distribution is $15,000,000, then the Aggregate Cash Consideration shall be reduced from $62,700,000 to $54,200,000.

(b)                Prior to the Effective Time, Reliance shall sell, or cause to be sold, all 5.00% Fixed-to-Floating Rate Subordinated Notes of Simmons due 2028 (“Simmons Subordinated Debt”) held by any Reliance Entity so that, as of the Effective Time, no Reliance Entity shall be the holder of any Simmons Subordinated Debt.

7.17.       Convertible Debt.

Immediately prior to the Effective Time, Reliance shall cause all then-outstanding indebtedness of Reliance that is convertible into Reliance Common Stock (“Convertible Debt”) to convert into Reliance Common Stock (for the avoidance of doubt, for purposes of this Agreement, as of immediately prior to the Effective Time, the Reliance Common Stock issued as a result of the conversion of the Convertible Debt shall be deemed issued and outstanding). In addition, prior to the Effective Time, Reliance shall cause all approvals and consents associated with the Convertible Debt that are necessary for the consummation of the Merger to be obtained. Reliance shall provide Simmons with such documentation and other information as Simmons may deem reasonably necessary to evidence Reliance’s satisfaction of its obligations under this Section 7.17.

7.18.       Dividends.

After the date of this Agreement, each of Reliance and Simmons shall coordinate with the other regarding the declaration of any dividends in respect of Reliance Capital Stock and Simmons Capital Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Reliance Capital Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Reliance Capital Stock and any shares of Simmons Capital Stock any such holder receives in exchange therefor in the Merger.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1.          Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)                Shareholder Approval. The shareholders of Reliance shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

(b)                Regulatory Approvals. (i) All required regulatory approvals, waivers or non-objections from the Federal Reserve, MDF, Arkansas State Bank Department, the FDIC, and any other Regulatory Authority and (ii) any other regulatory approvals or consents contemplated by Sections 4.2(c) and 5.3(c) the failure of which to obtain has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Simmons and Reliance (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”); provided, that no such Requisite Regulatory Approval shall impose a Burdensome Condition as determined by Simmons in its sole discretion.

(c)                Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement (including the Merger).

(d)                Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e)                Exchange Listing. The shares of Simmons Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.

(f)                 Other Documents. Simmons and Reliance shall have executed and delivered to the other party such other documents, instruments, understandings, or agreements in connection with the transactions contemplated by this Agreement reasonably requested by such other Party.

(g)                Tax Matters. Each Party shall have received a written opinion of Covington & Burling LLP, in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Reliance and Simmons reasonably satisfactory in form and substance to such counsel.

8.2.          Conditions to Obligations of Simmons.

The obligations of Simmons to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Simmons pursuant to Section 10.6(a):

(a)                Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Reliance set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Reliance set forth in Sections 4.1, 4.2, 4.3(a), 4.3(c), 4.4(a), 4.4(c), 4.10(a), 4.15(b), 4.17, 4.21, and 4.34 shall be true and correct (except for inaccuracies in Section 4.3(a) that are de minimis in amount). The representations and warranties of Reliance set forth in Sections 4.3(b), 4.3(d), 4.4(b), 4.4(d), 4.5, 4.6, 4.25, 4.27, and 4.28 be true and correct in all material respects; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications. The representations and warranties set forth in each other section in ARTICLE 4 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct, has not had or would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)                Performance of Agreements and Covenants. Each and all of the agreements and covenants of Reliance to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)                Certificates. Reliance shall have delivered to Simmons (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Reliance and in Sections 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Reliance’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Simmons and its counsel shall request.

(d)                FIRPTA Certificate. Reliance shall have delivered to Simmons a certificate stating that Reliance Common Stock is not a “United States real property interest” within the meaning of Section 897(c)(1)(A)(ii) of the Internal Revenue Code satisfying the requirements of §§1.897-2(h) and 1.1445-2(c)(3) of Title 26 of the Code of Federal Regulations, in form and substance satisfactory to Simmons.

(e)                Asset Quality. As of the last day of the month reflected in the Closing Financial Statements (the “Asset Quality Measuring Date”), (i) the calculation of Non-Performing Assets to total Assets shall not be in excess of 1.00%, (ii) Reliance Bank’s Classified Assets to Tier 1 capital plus ALLL ratio shall not be in excess of 9.00%, (iii) Classified Assets shall not exceed 115% of the aggregate balance of Classified Assets as set forth in the Reliance Financial Statements as of and for the quarter ended September 30, 2018 and (iv) Delinquent Loans shall not exceed 0.20% of total Loans.

(f)                 Reliance Dissenting Shares. Holders of not more than five percent of the outstanding shares of Reliance Common Stock shall have demanded, properly and in writing, appraisal for such shares of Reliance Common Stock held by each such holder under the GBCL.

(g)                Regulatory Capital. In each case as reflected in the Closing Financial Statements, (i) Reliance Bank shall be “well capitalized” as defined under applicable Law, (ii) Reliance Bank’s Tier 1 leverage ratio shall be no less than 10.10%, (iii) Reliance Bank’s Tier 1 risked-based capital ratio shall be no less than 11.35%, (iv) Reliance Bank’s total risked-based capital ratio shall be no less than 12.15%, and (v) Reliance Bank shall not have received any notification from the MDF or FDIC to the effect that the capital of Reliance Bank is insufficient to permit Reliance Bank to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a Burdensome Condition; provided, that the conditions contained in Sections 8.2(g)(ii) through 8.2(g)(iv) shall be waived by Simmons if the failure to satisfy such conditions is due solely to the growth of Reliance Bank’s Assets, as determined by Simmons in its sole discretion.

(h)                Termination of Contracts. Reliance shall have delivered to Simmons evidence reasonably satisfactory to Simmons that each Contract listed in Section 4.35 of Reliance’s Disclosure Memorandum (except for Contracts between Reliance and its wholly-owned Subsidiaries entered into in the Ordinary Course), that was specifically identified in Section 4.35 of Reliance’s Disclosure Memorandum as to be terminated, has been terminated in its entirety.

8.3.          Conditions to Obligations of Reliance.

The obligations of Reliance to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Reliance pursuant to Section 10.6(b):

(a)                Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Simmons set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Simmons set forth in Sections 5.4(a) and 5.4(c) shall be true and correct (except for inaccuracies which are de minimis in amount) (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded). The representations and warranties of Simmons set forth in Sections 5.4(b), 5.12 and 5.13 shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded). Subject to the standard set forth in Section 5.1, the representations and warranties set forth in each other section in ARTICLE 5 shall be true and correct in all respects.

(b)                Performance of Agreements and Covenants. Each and all of the agreements and covenants of Simmons to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)                Certificates. Simmons shall have delivered to Reliance (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Simmons and in Sections 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Simmons’ board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Reliance and its counsel shall request.

ARTICLE 9
TERMINATION

9.1.          Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Reliance, this Agreement may be terminated and the Merger and Bank Merger abandoned at any time prior to the Effective Time:

(a)                By mutual written agreement of Simmons and Reliance;

(b)                By either Party, by written notice to the other Party, in the event (i) any Regulatory Authority has denied a Requisite Regulatory Approval, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall have used its reasonable best efforts to contest, appeal and change such denial, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order, or (iii) the shareholders of Reliance fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at Reliance’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon;

(c)                By either Party, by written notice to the other Party, in the event that the Merger shall not have been consummated by November 30, 2019, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d)                By Simmons, by written notice to the Reliance, in the event that the board of directors of Reliance has (i) failed to recommend the Merger and the adoption of this Agreement by the shareholders of Reliance or otherwise effected a Change in the Reliance Recommendation, (ii) breached the terms of Section 7.2 in any respect adverse to Simmons, or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene and/or hold Reliance’s Shareholders’ Meeting in accordance with Sections 7.1 and 7.2; provided that Simmons’ right to terminate this Agreement pursuant to Section 9.1(d)(i) shall expire in the event that, notwithstanding a Change in the Reliance Recommendation, this Merger and this Agreement are approved at the Reliance Shareholders’ Meeting;

(e)                By Reliance, by written notice to Simmons, in the event of a breach of any of the covenants or agreements (or any representation or warranty shall cease to be true) set forth in this Agreement on the part of Simmons, which breach or failure to be true, either individually or in the aggregate with all other breaches by Simmons (or failure of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of any of the conditions precedent to the obligations of Reliance to consummate the Merger contained in Section 8.3, and which is not cured within 30 days following written notice to Simmons, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c)) (provided, that Reliance is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement);

(f)                 By Simmons, by written notice to Reliance, in the event of a breach of any of the covenants or agreements (or any representation or warranty shall cease to be true) set forth in this Agreement on the part of Reliance, which breach or failure to be true, either individually or in the aggregate with all other breaches by Reliance (or failure of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of any of the conditions precedent to the obligations of Simmons to consummate the Merger contained in Section 8.2, and which is not cured within 30 days following written notice to Reliance, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c)) (provided, that Simmons is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement);

(g)                By Simmons, by written notice to Reliance, if any Regulatory Authority has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition; or

(h)                By Simmons, by written notice to Reliance, if any Regulatory Authority shall have requested in writing that Simmons, Reliance or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval.

(i)                 By Reliance, if the board of directors of Reliance so determines by a vote of at least two-thirds of the members of the entire board of directors of Reliance at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i)                 the Average Closing Price is less than $25.12; and

(ii)               the difference between (A) the quotient obtained by dividing (1) the average of the closing price of the Nasdaq Bank Index (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Simmons) for the 20 consecutive trading days ending on and including the 10th trading day preceding the Closing Date by (2) 4,247.094 and (B) the quotient obtained by dividing (1) the Average Closing Price by (2) $31.40, is greater than 0.20 (or 20%), subject, however to the following three sentences. If Reliance elects to terminate this Agreement pursuant to this Section 9.1(i), it shall give written notice to Simmons (provided that such notice of termination may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Simmons shall have the option to, in its sole and absolute discretion, elect to increase the Aggregate Cash Consideration by an amount in cash so that, as a result of such adjustment, the sum of (i) the Aggregate Cash Consideration and (ii) the Stock Consideration multiplied by the Average Closing Price shall be no less than the Minimum Merger Consideration. If Simmons so elects within such five-day period, it shall give prompt written notice to Reliance of such election and the revised Cash Consideration, whereupon no termination shall have occurred pursuant to this Section 9.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Cash Consideration shall have been so modified). “Minimum Merger Consideration” shall be the sum of (i) the product of (x) $25.12 and (y) the Stock Consideration and (ii) the Aggregate Cash Consideration.

9.2.          Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no further force or effect and there shall be no Liability on the part of any Party for any matters addressed herein or other claim relating to this Agreement and the transactions contemplated hereby, except that (i) the provisions of this Section 9.2, Section 7.5(d), and ARTICLE 10, shall survive any such termination and abandonment and (ii) no such termination shall relieve the breaching Party from Liability resulting from any fraud or breach by that Party of this Agreement occurring prior to such termination or abandonment. In addition, in the event of the termination and abandonment of this Agreement pursuant to Section 9.1(b)(iii) or Section 9.1(d), all non-solicitation provisions contained in the Confidentiality Agreement, shall become void and have no further force or effect.

9.3.          Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5, 7.7, 7.8 and 7.9, and ARTICLE 1, ARTICLE 2, ARTICLE 3 and ARTICLE 10, which shall survive in accordance with their respective terms.

ARTICLE 10
MISCELLANEOUS

10.1.       Definitions.

(a)                Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement.

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Reliance or publicly announced to Reliance’s shareholders and whether binding or non-binding) by any Person (other than a Simmons Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, direct or indirect, by any Person (other than a Simmons Entity) of 20% or more in interest of the total outstanding voting securities of any Reliance Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Reliance Entities, or any tender offer or exchange offer that if consummated would result in any Person (other than a Simmons Entity) beneficially owning 20% or more in interest of the total outstanding voting securities of Reliance Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Reliance Entities, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving any Reliance Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Reliance Entities; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated Assets of Reliance and its Subsidiaries, taken as a whole.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the Books and Records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” means the federal Bank Holding Company Act of 1956, as amended.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to any specified Person or relating to the business.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council of Reliance, Reliance Bank or Simmons.

“Classified Assets” means, as of September 30, 2018, all of the Classified Loans, plus OREO and other repossessed assets.

“Classified Loans” means all of the Loans of Reliance and its Subsidiaries that, as of September 30, 2018, were classified by Reliance as “Substandard,” “Doubtful,” “Loss,” or words of similar import.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Delinquent Loans” means (i) all Loans with principal and/or interest that are 30-89 days past due, (ii) all Loans with principal and/or interest that are at least 90 days past due and still accruing, and (iii) all Loans with principal and/or interest that are nonaccruing.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE 4 and ARTICLE 5 or to one or more of its covenants contained in this Agreement; provided, that (i) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Party making the representation or warranty and (iii) any disclosures made with respect to a section of ARTICLE 4 or ARTICLE 5 shall be deemed to qualify (A) any other section of ARTICLE 4 or ARTICLE 5 specifically referenced or cross-referenced and (B) other sections of ARTICLE 4 or ARTICLE 5 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, stock appreciation rights, employee stock ownership, share purchase, severance pay, vacation, bonus, incentive, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding, agreement or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws, Orders, Permits, opinions or agency requirements relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, units, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

“ERISA Affiliate” means any entity which together with a Reliance Entity would be treated as a single employer under Internal Revenue Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls and (iii) any other substance which has been, is, or may be the subject of regulatory action by any government authority in connection with any Environmental Law.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of the chairman, president, chief financial officer, chief risk officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president in charge of human resources of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Reliance or Reliance Bank are party as a creditor.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of Reliance and Simmons, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) actions or omissions taken with the prior written consent of the other Party or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate, or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby.

“Nasdaq” means the Nasdaq Global Select Market.

“Non-Performing Assets” means (i) all Loans with principal and/or interest that are at least 90 days past due and still accruing, (ii) all Loans with principal and/or interest that are nonaccruing; and (iii) OREO and other repossessed Assets. Non-Performing Assets shall be reflected in the Closing Financial Statements.

“Ordinary Course” means the conduct of the business of Reliance and Reliance Bank in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with Reliance and Reliance Bank’s practices and procedures prior to and as of such date.

“OREO” means “other real estate owned” or words of similar import as reflected in the Reliance Financial Statements.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either of Reliance or Simmons, and “Parties” means Reliance and Simmons.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or, if applicable, information set forth in its SEC Documents that were filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risk factors set forth in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), or information made available to the other Party; provided, that information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure shall not be disclosed by any Party and nothing in this Agreement shall require such disclosure.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Simmons under the Securities Act with respect to the shares of Simmons Common Stock to be issued to the shareholders of Reliance pursuant to this Agreement.

“Regulatory Authorities” means, collectively, the SEC, Nasdaq, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the FDIC, the Office of the Comptroller of the Currency, the Bureau of Consumer Financial Protection, the MDF, the Arkansas State Bank Department, the IRS, the DOL, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Reliance Capital Stock” means, collectively, Reliance Common Stock, any preferred stock of Reliance and any other class or series of capital stock of Reliance.

“Reliance Stock Plans” means the existing stock option and other stock-based compensation plans of Reliance designated as follows: the 2014 Non-Qualified Stock Option Plan (as modified or amended from time to time to increase the number of shares available thereunder), the 2012 Non-Employee Director Stock Option Plan, the 2005 Incentive Stock Option Plan and the 2005 Employee Stock Purchase Plan (as amended effective November 27, 2012).

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by Simmons or any of its Subsidiaries with the SEC on or after January 1, 2016.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Simmons Bank” means Simmons Bank, a state-chartered bank under the laws of Arkansas and a wholly-owned Subsidiary of Simmons.

“Simmons Capital Stock” means, collectively, Simmons Common Stock, any preferred stock of Simmons and any other class or series of capital stock of Simmons.

“Simmons Common Stock” means the $0.01 par value Class A Common Stock of Simmons.

“Simmons Entities” means, collectively, Simmons and all Simmons Subsidiaries.

“Simmons Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Simmons as of September 30, 2018, and as of December 31, 2017 and 2016, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three and nine months ended September 30, 2018, and for each of the three fiscal years ended December 31, 2017, 2016 and 2015, as filed by Simmons in SEC Documents, and (ii) the consolidated statements of condition of Simmons (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to most recent quarter end.

“Simmons Stock Options” means each option or other Equity Right to purchase shares of Simmons Common Stock pursuant to stock options or stock appreciation rights.

“Simmons Stock Plans” means the existing stock option and other stock-based compensation plans of Simmons designated as follows: Simmons Executive Stock Incentive Plan - 2006; Simmons Outside Director Stock Incentive Plan - 2006; Simmons Executive Stock Incentive Plan - 2010; Simmons Outside Director Stock Incentive Plan - 2014; and Simmons 2015 Incentive Plan.

“Simmons Subsidiaries” means the Subsidiaries of Simmons, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization formed or acquired as a Subsidiary of Simmons after the date hereof and held as a Subsidiary by Simmons at the Effective Time.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Surviving Corporation” means Simmons as the surviving corporation resulting from the Merger.

“Reliance Bank” means Reliance Bank, a state-chartered bank under the laws of Missouri and a wholly owned Subsidiary of Reliance.

“Reliance Common Stock” means the $0.25 par value Class A Common Stock of Reliance.

“Reliance Entities” means, collectively, Reliance and all Reliance Subsidiaries.

“Reliance Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Reliance as of September 30, 2018, and as of December 31, 2017, 2016 and 2015, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three and nine months ended September 30, 2018, and for each of the fiscal years ended December 31, 2017, 2016 and 2015, and (ii) the consolidated statements of condition of Reliance (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to most recent quarter end.

“Reliance Subsidiary” means the Subsidiaries of Reliance, which shall include Reliance Bank, the entities set forth on Sections 4.5(a) and 4.4(d) of Reliance’s Disclosure Memorandum and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization formed or acquired as a Subsidiary of Reliance after the date hereof and held as a Subsidiary by Reliance at the Effective Time.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of Reliance determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction more favorable, from a financial point of view, to Reliance’s shareholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Simmons), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by Simmons in response to such Acquisition Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definitions of Acquisition Transaction shall be deemed to be references to “50%”.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other document required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries and including any amendment or schedule thereto.

“Transaction Expenses” means all costs, fees and expenses incurred or to be incurred by Reliance and the Reliance Subsidiaries in connection with this Agreement and the transactions contemplated hereby (including the Merger), including without limitation (i) all amounts required to be paid by a Reliance Entity pursuant to this Agreement, (ii) the fees and expenses (including reasonable attorneys’ fees) associated with the termination, assignment, assumption, or renegotiation of any Contracts on or before the Closing in connection with the transactions contemplated by this Agreement, including Reliance’s agreements with Fiserv Solutions, Inc. and its Affiliates and Reliance’s agreements with Mastercard International Incorporated and its affiliates, (iii) any amount(s) paid by a Reliance Entity to obtain the insurance coverage required pursuant to Section 7.9(b) (if any), (iv) the amount of the Special Distribution, (v) any costs or losses incurred by Reliance or any Reliance Subsidiaries in connection with the sale or other disposition of (A) securities or other assets to fund the Special Distribution or (B) the Simmons Subordinated Debt, (vi) the fees and expenses of Reliance’s and Reliance Subsidiaries’ attorneys, accountants, investment bankers and other advisors and agents engaged to provide services associated with this Agreement and the transactions contemplated hereby, and (vii) payments made under those certain Amended and Restated Letter Agreements between Reliance, Reliance Bank, and Affiliates of Thomas H. Brouster, Sr. and Gaines S. Dittrich having an effective date of the Closing Date.

10.2.       Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

401(k) Plan	54
ABCA	5
Adjusted Reliance Shares Outstanding	11
Aggregate Cash Consideration	11
Aggregate Cash Equivalent Consideration	11
Aggregate Stock Option Payout	11
Aggregate Warrant Payout	11
Agreement	5
ALLL	36
Asset Quality Measuring Date	60
Average Closing Price	11
Book-Entry Share	7
Burdensome Condition	51
Canceled Shares	7
Cash Consideration	11
Certificate	7
Change in the Reliance Recommendation	49
Chosen Courts	79

Closing	5
Closing Date	6
Closing Financial Statements	57
Confidentiality Agreement	52
Contractors	28
Convertible Debt	58
Covered Employees	53
Derivative Transaction	33
Determination Date	11
DOL	29
EESA	31
Effective Time	6
Exchange Agent	12
Exchange Fund	13
FDIA	19
FDIC	19
Fully Diluted Per Share Value	11
Fully Diluted Reliance Shares Outstanding	11
Holders	12
Indemnified Party	54
IRS	29
Maximum Amount	55
Maximum Merger Consideration	10
MDF	16
Merger	5
Merger Consideration	7
Minimum Amount	58
Minimum Merger Consideration	63
Money Laundering Laws	27
OFAC	37
OGCA	5
Option Exercise Price	11
PBGC	29
Per Share Cash Consideration	11
Per Share Cash Equivalent Consideration	11
Per Share Stock Consideration	11
Permitted Liens	23
Pool	35
Preferred Certificate	15
Proxy Statement	48
Real Property	23
Reliance	5
Reliance Bank Common Stock	18
Reliance Benefit Plans	29
Reliance Contracts	32
Reliance Dissenting Shareholders	15
Reliance Dissenting Shares	15
Reliance ERISA Plan	29
Reliance Recommendation	48
Reliance Regulatory Agreement	32
Reliance Savings Plan	8

Reliance Series C Convertible Shares	11
Reliance Shareholder Approval	16
Reliance Shares Outstanding	12
Reliance Stock Option	8
Reliance Stock Option Amount	12
Reliance Stock Option Payout	8
Reliance Stock Options Outstanding	12
Reliance Warrant Amount	12
Reliance Warrant Payout	8
Reliance Warrants Outstanding	12
Reliance’s Shareholders’ Meeting	48
Requisite Regulatory Approvals	59
Sanctioned Countries	36
Sanctions	37
SDN List	37
Section 1091	15
Series A Preferred Stock	17
Series B Preferred Stock	17
Series C Designation	12
Series C Liquidation Payout	12
Series C Preferred Stock	17
Simmons	5
Simmons Certificates	13
Simmons SEC Reports	39
Special Distribution	58
Stock Consideration	12
Subject Share	10
Systems	24
Takeover Laws	34
Tax Opinion	59
Termination Fee	76
Total Dilution Consideration	12
Voting Agreement	5
Warrant Exercise Price	12
Weighted Average Option Exercise Price	12
Weighted Average Warrant Exercise Price	12

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means “any and all.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument also refers to all addenda, exhibits or schedules thereto. A reference to any “copy” or ”copies” of a document, agreement or instrument means a copy or copies that are complete and correct. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP. Any capitalized terms used in any schedule, Exhibit, or Disclosure Memorandum but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Merger. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) included in the virtual data room (on a continuation basis without subsequent modification) of Reliance at least two Business Days prior to the date hereof, (b) provided (whether by physical or electronic delivery) by Simmons or its representatives to Reliance and its representatives at least two Business Days prior to the date hereof, or (c) filed by a Party with the SEC and publicly available on EDGAR at least two Business Days prior to the date hereof.

10.3.       Expenses.

(a)                Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

(b)                Notwithstanding the foregoing, if:

(i)                 (A) either Reliance or Simmons terminates this Agreement pursuant to Sections 9.1(b)(iii) or 9.1(c), or (B) Simmons terminates this Agreement pursuant to Section 9.1(f), and within 12 months of such termination Reliance shall either (1) consummate an Acquisition Transaction or (2) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated; or

(ii)               Simmons shall terminate this Agreement pursuant to Section 9.1(d),

then Reliance shall pay to Simmons an amount equal to $10,000,000 (the “Termination Fee”). The payment of the Termination Fee by Reliance pursuant to this Section 10.3(b) constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of Simmons in the event of termination of this Agreement pursuant to Sections 9.1(b)(iii), 9.1(c), 9.1(d) or 9.1(f). If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement.

(c)                The Parties acknowledge that the agreements contained in paragraph (b) of this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Reliance fails to pay any fee payable by it pursuant to this Section 10.3 when due, then Reliance shall pay to Simmons its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment

10.4.       Entire Agreement; Third Party Beneficiaries.

Except as otherwise expressly provided herein, this Agreement (including the Disclosure Memorandum of each of Reliance and Simmons, the Exhibits, the schedules, and the other documents and instruments referred to herein) together with the Confidentiality Agreement and the Voting Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement (including the documents and instruments referred to herein) expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as specifically provided in Section 7.9, which is intended for each Indemnified Party. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

10.5.       Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after Reliance Shareholder Approval of this Agreement has been obtained; provided, that after obtaining Reliance Shareholder Approval, there shall be made no amendment that requires further approval by such Reliance shareholders.

10.6.       Waivers.

(a)                Prior to or at the Effective Time, Simmons, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Reliance, to waive or extend the time for the compliance or fulfillment by Reliance of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Simmons under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law; provided, that after the Reliance Shareholder Approval has been obtained, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Simmons.

(b)                Prior to or at the Effective Time, Reliance, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Simmons, to waive or extend the time for the compliance or fulfillment by Simmons of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Reliance under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Reliance.

(c)                The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7.       Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8.       Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Simmons:	Simmons First National Corporation
501 Main Street
Pine Bluff, AR 71601
Facsimile Number: (501) 558-3145
Attention: George Makris, Jr.
Email:
george.makris@simmonsbank.com

With a Copy to:	Simmons First National Corporation
425 W. Capitol Ave., 14th Floor
Little Rock, AR 72201
Facsimile Number: (501) 558-3145
Attention: General Counsel
Email: pat.burrow@simmonsbank.com

Copy to Counsel:	Covington & Burling LLP
One CityCenter
850 Tenth Street NW
Washington, DC 20001
Facsimile Number: (202) 778-5986
Attention: Frank M. Conner III
Email: rconner@cov.com;
Attention: Michael P. Reed
Email: mreed@cov.com

Reliance:	Reliance Bancshares, Inc.
10401 Clayton Road
Frontenac, MO 63131
Attention: Thomas H. Brouster, Sr.
Email: thbsr@brouster.com

Copy to Counsel:	Lewis Rice LLC
600 Washington Avenue, Suite 2500
St. Louis, MO 63101
Facsimile Number: 314-612-7613
Attention: Thomas C. Erb
Email: terb@lewisrice.com
Attention: Leonard J. Essig
Email: lessig@lewisrice.com

10.9.       Governing Law; Jurisdiction; Waiver of Jury Trial

(a)                The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Arkansas without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction (except that matters relating to the fiduciary duties of the board of directors of Reliance shall be subject to the Laws of the State of Missouri).

(b)                Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Arkansas (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(c)                EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10.     Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.

10.11.     Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12.     Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties.

10.13.     Enforcement of Agreement.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement. It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives any defense in any action for specific performance that a remedy at law would be adequate.

10.14.      Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A. Makris, Jr.
Name: George A. Makris, Jr.
Title: Chairman and Chief Executive Officer

RELIANCE BANCSHARES, INC.

By:	/s/ Thomas H. Brouster
Name: Thomas H. Brouster
Title: Chairman

Exhibit A

Form of Voting Agreement